Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and between

New Covert Generating Company, LLC

as Seller,

and

Consumers Energy Company

as Buyer

dated as of June 21, 2021

EXHIBITS

Exhibit 1.1(a)	Title Endorsements
Exhibit 2.1(a)	Purchased Assets
Exhibit 2.1(b)	Excluded Assets
Exhibit 2.6(b)-1	Form of Tax Clearance Certificate Application
Exhibit 2.6(b)-2	Form of Tax Clearance Certificate
Exhibit 2.6(c)	Form of Bill of Sale
Exhibit 2.6(d)	Form of Deed
Exhibit 2.6(f)	Form of Assignment and Assumption Agreement
Exhibit 2.6(g)	Form of Owner's Affidavit
Exhibit 5.9(b)	Property Tax Proration Methodologies
Exhibit 5.17	Form of Monthly Operating Report
Exhibit 5.18	Form of Seller Parent Guaranty Agreement

SCHEDULES

1.1-A	Net Working Capital Calculation
1.1-AC	Assigned Contracts
1.1-B	Budget
1.1-BA	Buyer Approvals
1.1-K	Knowledge Individuals
1.1-PL	Permitted Liens
1.1 SA	Seller Approvals
3.3(b)	Seller Consents

3.6	Legal Proceedings
3.10	Taxes
3.12(a)	Material Contracts
3.12(b)	Material Contracts – Made Available
3.13(c)	Legal Description of Property
3.14(a)	Permits
3.15(b)	Environmental Matters – Compliance
3.15(f)	Environmental Matters – Emissions Credits & Allowances
3.18(b)	Facility Employees
3.18(c)	Employees and Labor – Contracts
3.21	Insurance
5.1(c)	List of Replacement Security Requirements for Certain Assigned Contracts

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement, dated as of June 21, 2021 (this "Agreement"), is made and entered into by and between New Covert Generating Company, LLC, a Delaware limited liability company ("Seller") and Consumers Energy Company, a Michigan corporation ("Buyer").

WITNESSETH:

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets (as defined below) on the Closing Date (as defined below) on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I.

DEFINITIONS AND CONSTRUCTION

Section 1.1.     Definitions.

As used in this Agreement, the following capitalized terms have the meanings set forth below:

"Acquisition Proposal" has the meaning given to it in Section 5.21.

"Additional Material Contract" has the meaning given to it in Section 10.4(b).

"Adjustment Estimate" has the meaning given to it in Section 2.7(a).

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, "control" of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by Contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.

"Agreement" has the meaning given to it in the introduction to this Agreement.

"Ancillary Agreements" means the Assignment and Assumption Agreement, Bill of Sale, the Deed, the Closing Certificates and the other documents and agreements required to be delivered pursuant to this Agreement (excluding the Transition Services Agreement).

"Asset Management Agreement" means that certain Asset Management Agreement between Seller, Eastern Covert, LLC and USPG dated as of June 29, 2018.

"Assets" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the related goodwill, which assets and properties are operated, owned or leased by such Person.

"Assigned Contracts" means all Contracts set forth on Schedule 1.1-AC, which schedule may be updated or amended from time to time prior to the Closing in accordance with Section 10.4.

"Assignment and Assumption Agreement" has the meaning given to it in Section 2.6(f).

"Assumed Liabilities" has the meaning given to it in Section 2.2.

"Base Purchase Price" has the meaning given to it in Section 2.4.

"Benefit Plan" means all written and unwritten "employee benefit plans" within the meaning of Section 3(3) of ERISA, and any other written and unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement.

"Bill of Sale" has the meaning given to it in Section 2.6(c).

"Books and Records" means originals, or where not available, copies of all books and records (in each case, in such format in which the same is reasonably and practically available, including paper and electronic versions (but without requirement of unnecessary duplication)), including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, operational logs and records, production data, quality control records and procedures, records and data (including all correspondence with any Governmental Authority), environmental studies and reports, construction reports and records, as-built documents, access or security codes, safety reports, incident and injury reports, test reports, hazardous waste disposal records, and internal financial statements, that primarily relate to the Business or the Purchased Assets and that are in the possession or control of Seller or its Affiliates. For the avoidance of doubt, "Books and Records" shall not include the corporate seals, Organizational Documents, minute books, Tax Returns, books of account or other records having to do with the corporate organization of Seller and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law or the disclosure of which would result in the loss of any attorney-client privilege held by Seller (unless the books or records in question relate to an actual or threatened Claim that will become an Assumed Liability at the Closing).

"Budget" means (a) the major maintenance and capital expenditures budget estimates for Seller for the period from the date hereof until December 31, 2021, as set forth in Schedule 1.1-B and (b) each Subsequent Budget.

"Burdensome Condition" has the meaning given to it in Section 5.1(e).

"Business" means the ownership of the Purchased Assets and operation and maintenance of the Project as currently conducted by Seller.

"Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of Michigan are authorized or obligated to close.

"Buyer" has the meaning given to it in the introduction to this Agreement.

"Buyer Approvals" means the filings, waivers, approvals, consents, authorizations and notices set forth in Schedule 1.1-BA, in each case in a form not subject to further appeal.

"Buyer Deductible Amount" has the meaning given to it in Section 9.2(c).

"Buyer De Minimis Claim" has the meaning given to it in Section 9.2(c).

"Buyer Indemnified Parties" has the meaning given to it in Section 9.1(a).

"Buyer's Determination" has the meaning given to it in Section 2.8(a).

"Casualty Insurance Proceeds" has the meaning given to it in Section 5.12.

"Casualty Loss" has the meaning given to it in Section 5.12.

"Claim" means any demand, claim, action, investigation, legal proceeding (whether at law or in equity) or arbitration.

"Claiming Party" has the meaning given to it in Section 9.6(a).

"Closing" means the closing of the transactions contemplated by this Agreement, as provided for in Section 2.5.

"Closing Certificates" means the officer's certificates referenced in Section 6.3 and Section 7.3.

"Closing Date" means the date on which the Closing occurs.

"Closing Date Net Working Capital" means the aggregate Net Working Capital of Seller as of the Closing.

"Code" means the Internal Revenue Code of 1986, as amended.

"Condemnation" has the meaning given to it in Section 5.13.

"Condemnation Value" has the meaning given to it in Section 5.13.

"Confidentiality Agreement" means the Confidentiality Agreement between Buyer and Segreto Power Holdings, LLC, a Delaware limited liability company and an Affiliate of Seller, dated January 20, 2021.

"Contract" means any legally binding contract, lease, license, evidence of Indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other legally binding arrangement, but shall exclude Permits.

"Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, or (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

"Deed" has the meaning given to it in Section 2.6(d).

"DOE" means the United States Department of Energy.

"Environmental Claim" means any Claim arising out of or related to any violation of, or any Liability or obligation under, any Environmental Law.

"Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws (including implementing regulations) of any Governmental Authority having jurisdiction over the assets in question addressing pollution control or protection of the environment.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" means any entity, trade or business that is a member of a group described in Section 414(b) or (c) of the Code or Section 4001(b)(1) of ERISA that includes Seller, or that is a member of the same "controlled group" as Seller pursuant to Section 4001(a)(14) of ERISA.

"Excluded Assets" has the meaning given to it in Section 2.1.

"Excluded Liabilities" means all Liabilities of Seller or its Affiliates of every kind or nature whatsoever other than Assumed Liabilities.

"Existing Monetary Liens" means title exception Nos. 16 (First Lien Mortgage), 18 (UCC Financing Statement for First Lien Mortgage), 19 (Second Lien Mortgage), and 20 (UCC Financing Statement for Second Lien Mortgage) listed on Schedule B of the Existing Title Insurance Policy.

"Existing Survey" means that certain ALTA Land Title Survey of the Property dated as of June 8, 2016 and prepared by Mitchell & Morse Land Surveying.

"Existing Title Insurance Policy" means that certain Owner's Policy of Title Insurance issued by Title Company for the benefit of Seller dated July 2, 2018.

"External Resource Transaction" means an arrangement that provides Buyer with full credit for and all other benefits of the Project's commercial attributes (including capacity, energy, reactive power and those ancillary services or other attributes, in each case that the Project is currently capable of providing) that can be transferred to Buyer, and in connection with such attributes Buyer can be qualified to participate in MISO, while the Project remains connected to the PJM market.

"Facility Employees" has the meaning given to it in Section 3.18(b).

"FERC" means the Federal Energy Regulatory Commission or its successor Governmental Authority.

"Financial Statements'' means, in relation to any Person, such Person's balance sheet (including any notes thereto) and the related statements of income, shareholder's equity and cash flows for the period then ended.

"Final Adjustment'' has the meaning given to it in Section 2.8(c).

"FPA" means the Federal Power Act, as amended, and FERC's implementing regulations promulgated thereunder.

"FTC" means the Federal Trade Commission or its successor Governmental Authority.

"GAAP" means generally accepted accounting principles in the United States of America.

"Governmental Authority" means the United States and any state, county, city or other political, subdivision or similar governing entity, and any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity having legal jurisdiction or effective control over the matter or Person in question, and including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over natural gas, electricity, power or other markets, including NERC.

"Hazardous Material" means any substance designated as a hazardous waste, hazardous substance, extremely hazardous substance, hazardous material, hazardous chemical, pollutant, contaminant or toxic chemical under any Environmental Law, any petroleum or petroleum products, any radioactive material, any asbestos or any materials containing asbestos, and any urea formaldehyde or polychlorinated biphenyls.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

"Indebtedness" means any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business consistent with past practices; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities; and (f) any guaranty of any of the foregoing.

"Indemnified Parties" has the meaning given to it in Section 9.1(b).

"Indemnifying Party" means a Person required to indemnify a Seller Indemnified Party or a Buyer Indemnified Party, as the case may be, pursuant to the terms of this Agreement.

"Indemnity Reduction Amounts" has the meaning given to it in Section 9.3(a).

"Independent Accountants" has the meaning given to it in Section 2.8(b).

"Independent Engineer" has the meaning given to it in Section 10.5.

"Initial Cure Period" has the meaning in Section 5.23(a).

"Initial Objection Notice" has the meaning in Section 5.23(a).

"Initial Objection Response" has the meaning in Section 5.23(a).

"Intellectual Property" means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

"Intentional Fraud" means, with respect to either Party, as applicable, any intentional or willful misrepresentation of facts that constitutes common law actual fraud under the Laws of Michigan.

"Interconnection and Capacity Requirement" has the meaning set forth in Section 5.4.

"Interconnection Cap" means an amount equal to two million dollars ($2,000,000).

"Interim Period" has the meaning given to it in Section 5.1.

"Knowledge" when used in a particular representation in this Agreement with respect to Seller, means the actual knowledge of the individuals listed on Schedule 1.1-K, after reasonable inquiry of their direct reports.

"Land Contracts'' means any easements, rights-of-way, and other agreements in favor of Seller necessary for the use and operation of the Project.

"Laws" means (i) all laws, statutes, rules, regulations, ordinances, orders, decrees and court decisions of any Governmental Authority; (ii) other pronouncements of any Governmental Authority having the effect of law; and (iii) for the avoidance of any doubt, and whether or not falling within either or both of the preceding clauses (i) and (ii), all FERC-, NERC-, DOE- MISO- and/or PJM-related requirements.

"Liabilities" means liabilities or obligations of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

"Lien" means any mortgage, pledge, deed of trust, security interest, equitable interest, charge, claim, levy, lien, pledge, assessment, encroachment, title imperfection, conditional sale, option, restriction, easement, lease, covenant, right of first refusal or other encumbrance.

"Loss" means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, costs, charges, Taxes, obligations, demands, fees, interest, losses and expenses (including court costs and reasonable fees of attorneys, accountants and other experts in connection with any Claim). For all purposes in this Agreement the term "Losses" does not include any Non-Reimbursable Damages.

"Material Adverse Effect" or "MAE" means any change, effect or occurrence, individually or in the aggregate, that has, or could reasonably be expected to have, a material adverse effect on the Business or the Purchased Assets; provided, that, in each case, in no event shall any change, effect or occurrence resulting from or arising out of the following, either alone or in combination, constitute or be taken into account in determining whether a Material Adverse Effect has occurred or is likely or expected to occur: (i) any change in international, national, regional, state or local wholesale or retail markets for electric power, capacity, ancillary services or related products; (ii) any change in international, national, regional, state or local economic conditions or financial, banking or securities markets generally; (iii) any change in costs of commodities or supplies, including electric power, natural gas, emissions, fuel or water; (iv) any change in national, regional, state or local electric or natural gas interconnection, transmission, transportation or distribution markets or procedures; (v) strikes, work stoppages or other labor disputes of a general nature; (vi) any change in general regulatory or political conditions, acts of war, whether or not declared, armed hostilities, sabotage or terrorism (and any escalation or worsening thereof); (vii) any changes or proposed changes in Laws, acts of Governmental Authorities or regulatory policies or interpretations, in accounting standards, principles or interpretations (including with respect to Property Taxes) or in industry standards; (viii) any change (regardless of the applicability of any other subpart hereof) arising out of, in response to, or resulting from any pandemic (including COVID-19), epidemic or other disease outbreak or any domestic protests, including any changes in habits of people or markets, or any Law or any directive, pronouncement or guideline issued by a Governmental Authority or industry group, including providing for business closures, "sheltering-in-place," curfews or other restrictions that relate to, or arise out of any of the foregoing; (ix) earthquakes, hurricanes, floods, acts of God or other natural disasters; (x) the announcement or the pendency of this Agreement or actions taken or not taken at the written request of, or with the written consent of, Buyer, or the failure of Seller to take any action that is prohibited by this Agreement; (xi) the failure by Seller to meet any projections, forecasts or budgets for any period (it being understood and agreed that the exception in this clause (xi) shall not preclude the underlying facts, circumstances, changes, events, occurrences or developments giving rise to such failure from being taken into account in determining whether there has been an MAE if not otherwise excluded by another clause in this definition); (xii) any change in the amount of Property Tax payable with respect to the Purchased Assets; or (xiii) any Casualty Loss or Condemnation; provided, further, that the exceptions stated in clauses (i) through (vii) above shall not apply to the extent the changes, effects or occurrences described therein disproportionately affect the Business or the Purchased Assets compared to other similarly situated businesses or assets in the natural gas-fired power generating industry in the MISO region; and provided, further, that a matter as described in a Schedule hereto will not in and of itself constitute an MAE (but it may be possible that a change, effect or occurrence resulting from or arising out of such a matter could constitute an MAE).

"Material Contracts" has the meaning given to it in Section 3.12(a).

"Mitsubishi LTSA" means the Amended and Restated Long Term Service Agreement between Seller and Mitsubishi Hitachi Power Systems Americas, Inc., dated June 30, 2017, as amended by the Amendment dated February 28, 2019.

"MISO" means Midcontinent Independent System Operator, Inc. or any successor independent system operator.

"MISO GIA" has the meaning given to it in Section 5.4.

"MISO Interconnection Queue Position" means a Queue Position and/or Definitive Planning Phase Queue Position in MISO’s queue of valid Interconnection Requests, as such capitalized terms are defined in Attachment X of the MISO tariff and other related MISO rules.

"Moody's" means Moody's Investors Service, Inc., or any successor thereto.

"MPSC" means the Michigan Public Service Commission or its successor Governmental Authority.

"NERC" means the North American Electric Reliability Corporation or its successor Governmental Authority, and includes any applicable regional entity (such as ReliabilityFirst Corporation) having authority over Seller or the Project.

"Net Working Capital" means, as of the applicable date and without duplication, the amount (expressed as a positive or negative number) determined by subtracting (a) the aggregate value of the current liabilities of the Business that are included in the Assumed Liabilities from (b) the aggregate value of the current assets of the Business that are included in the Purchased Assets, as calculated in accordance with the formula and methodology (including adjustments) as described in, and used in the preparation of, and only applying values to the categories of listed assets and liabilities as set forth in, Schedule 1.1-A. Schedule 1.1A, which is a sample calculation of Net Working Capital as of December 31, 2020, is solely for illustrative purposes.

"Non-Reimbursable Damages" has the meaning given to it in Section 9.5(b).

"O&M Agreement" means that certain Operation and Maintenance Agreement between USPG and Consolidated Asset Management Services (Michigan), LLC, dated June 29, 2018.

"Objections" has the meaning given to it in Section 5.23(a).

"Organizational Documents" means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

"Outside Date" has the meaning given to it in Section 8.1(c).

"Parties" means collectively, Buyer and Seller.

"Permits" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents and orders issued or granted by a Governmental Authority.

"Permitted Lien" means

(a)            any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(b)            Liens imposed or promulgated by Law or any Governmental Authority with respect to real property, including zoning, building, environmental and other similar limitations and restrictions of any Governmental Authority regulating the Purchased Assets, but only to the extent not violated by the current use of the real property;

(c)            Liens, other than monetary Liens (except as and to the extent provided under Section 5.23 but in no event shall Indebtedness of Seller or Liens to secure such Indebtedness become a Permitted Lien), set forth on (1) the Signing Survey, (2) the Updated Survey, (3) Schedule B of the Signing Title Commitment or (4) Schedule B of the Updated Title Commitment, in each case, which are not objected to or are waived by Buyer pursuant to Section 5.23 or which are cured by Seller pursuant to Section 5.23;

(d)            workmen's, repairmen's, warehousemen's, mechanics', materialmen's and carriers' or other like Liens arising or incurred in the ordinary course of business that in each case are for amounts not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in Seller's Financial Statements in accordance with GAAP;

(e)            solely prior to the Closing Date, those Liens identified on Schedule 1.1-PL, which will be released at or prior to the Closing;

(f)             other non-monetary Liens, which, individually or in the aggregate, (i) do not, and would not be reasonably expected to materially detract from the value of the assets to which they attach or the Project, and (ii) do not, and would not reasonably be expected to materially and adversely affect the use or operation of the subject asset or the Project;

(g)            such state of facts as disclosed by the Existing Survey and those matters set forth on Schedule B to the Existing Title Insurance Policy except for Existing Monetary Liens;

(h)            any Liens expressly granted by Seller under the Assigned Contracts; and

(i)             any other Liens created or permitted with the written consent of Buyer.

"Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

"Post-Closing Gas Agreement" has the meaning set forth in Section 10.4(c)(ii).

"Post-Closing Water Services Agreement" has the meaning set forth in Section 10.4(c)(i).

"PJM" means PJM Interconnection, L.L.C. or any successor independent system operator.

"PJM TSA Services" has the meaning set forth in Section 5.24.

"Pre-Closing Taxable Period'' means any taxable period ending on or before the Closing Date.

"Project" means the 1,176 megawatts nameplate capacity natural gas-fired, combined-cycle facility located in Covert, Michigan in Van Buren County and all equipment, machinery, facilities, improvements and infrastructure used in connection therewith located at the Property and included in the Purchased Assets.

"Property" has the meaning given to it in Section 2.1.

"Property Tax Lien Date" means, with respect to any calendar year, July 1 and December 1 of that calendar year, and the applicable taxable period for any Property Taxes will be the calendar year in which the Property Tax Lien Date occurs for such Property Taxes.

"Property Taxes" means real and personal property taxes, special assessments and any payments in lieu of property taxes.

"Prudent Engineering and Operating Practices" means the standards, practices, methods, procedures and acts which (a) conform with such degree of skill, diligence, prudence and foresight as would reasonably be expected from a significant portion of skillful and experienced independent power producers operating a power station of similar type to the Project during the relevant time period, and (b) would reasonably be expected to be applied by such Person exercising reasonable judgment in light of the facts known at the time a decision was made to accomplish the desired result in an efficient and workman-like manner consistent with good business practices and applicable Laws and at a commercially reasonable cost. "Prudent Engineering and Operating Practices" is not intended to be limited to the optimum practice, but is instead intended to encompass a broad range of acceptable practices, methods, procedures and acts.

"Purchased Assets" has the meaning given to it in Section 2.1.

"Purchase Price" has the meaning given to it in Section 2.4.

"Purchase Price Allocation Schedule" has the meaning given to it in Section 2.9.

"Reactive Tariff" means the FERC Reactive Supply Tariff Acceptance of Filing issued June 20, 2016 and effective June 1, 2016.

"Release" means any release, spill, emission, migration, leaking, pumping, injection, deposit, disposal or discharge of any Hazardous Materials.

"Representatives" means, as to any Person, its officers, directors, partners, members, and employees.

"Responding Party" has the meaning given to it in Section 9.6(a).

"Restoration Cost" has the meaning given to it in Section 5.12.

"S&P" means Standard and Poor's Rating Services, a Standard & Poor's Financial Services LLC business, or any successor thereto.

"Schedules" means the disclosure schedules prepared by Buyer and Seller, as applicable, and attached to this Agreement.

"Secondary Cure Period'' has the meaning given to it in Section 5.23(b).

"Seller'' has the meaning given to it in the introduction to this Agreement.

"Seller Approvals" means the filings, waivers, approvals, consents, authorizations and notices set forth in Schedule 1.1-SA.

"Seller Audited Financial Statements" has the meaning given to it in Section 3.8(b).

"Seller Consents" means the consents set forth in Schedule 3.3(b).

"Seller Deductible Amount" has the meaning given to it in Section 9.2(d).

"Seller De Minimis Claim" has the meaning given to it in Section 9.2(d).

"Seller Fundamental Representations" has the meaning given to it in Section 9.2(a).

"Seller Indemnified Parties" has the meaning given to it in Section 9.1(b).

"Seller Parent" means Eastern Generation Holdings, LLC, a Delaware limited liability company.

"Seller Parent Audited Financial Statements" has the meaning given to it in Section 3.8(a).

"Seller Parent Guaranty Agreement" has the meaning given to it in Section 5.18.

"Seller's Response" has the meaning given to it in Section 5.23(b).

"Seller's Response Period" has the meaning given to it in Section 5.23(b).

"Signing Survey" means an ALTA survey signed by the surveyor and certified to the Title Company and Buyer in form and substance reasonably satisfactory to Buyer.

"Signing Title Commitment" means an owner's title commitment with respect to the Property issued by the Title Company.

"Subsequent Budget" means the major maintenance and capital expenditures budget for Seller for the periods from January 1, 2022 to December 31, 2022 and January 1, 2023 to December 31, 2023, in each case adopted by Seller in accordance with Seller's annual budgeting processes.

"Suez" means SUEZ WTS Services USA, Inc. (f/k/a GE Mobile Water, Inc.).

"Straddle Taxable Period" means any taxable period that includes (but does not end on) the Closing Date.

"Tax" or "Taxes" means (a) any federal, state, local or foreign income, gross receipts, ad valorem, sales and use, employment, social security, disability, occupation, industrial facilities, property, severance, value added, transfer, capital stock, excise, withholding, premium, occupation or other taxes, levies or other like assessments, customs, duties or imposts imposed by or on behalf of any Governmental Authority, including any interest, penalty or addition thereto and (b) any liability for amounts described in clause (a) as a result of transferee liability.

"Tax Clearance Certificate" has the meaning given to it in Section 2.6(b).

"Tax Return" means any return, declaration, report, form, claim for refund, statement or other information (including any amendments) required to be supplied to any Governmental Authority with respect to Taxes, including information returns, any amendments thereof or schedule or attachment thereto, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

"Taxing Authority" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

"Tax Status Letter" has the meaning given to it in Section 2.6(b).

"Title Company" means Fidelity National Title Insurance Company.

"Title Endorsements" means title endorsements set forth on Exhibit 1.1(a).

"Title Policy" means either (i) an American Land Title Association (ALTA) 2006 Owner's Title Insurance Policy (deleting the arbitration clause) with extended coverage (i.e., with all ALTA General Exceptions deleted) for the Property issued by the Title Company; provided, however, that if the Title Policy described in clause (i) above has not been executed and delivered to the Parties at or prior to the time scheduled for the Closing, then Title Policy shall mean (ii) an unconditional written commitment by the Title Company in the form of an instruction letter in form and substance reasonably acceptable to Buyer and executed by the Title Company agreeing to issue such Owner's Title Insurance Policy (deleting the arbitration clause) with extended coverage (i.e., with all ALTA General Exceptions deleted) in the form of the Updated Title Commitment attached thereto upon the Closing without additional title exceptions and without additional conditions for issuance thereof, subject only to the occurrence of the Closing and the receipt of the applicable title insurance premiums and any fees and other charges owed to the Title Company for the issuance thereof, in each case of clauses (i) and (ii), which policy (A) shall be issued to be effective as of the Closing Date in an amount of insured title coverage equal to the Purchase Price or such lesser amount in Buyer's sole discretion, (B) shall insure Buyer is vested with fee simple title to, or with a leasehold or easement interest in, as applicable, the Property, subject only to Permitted Liens, (C) shall not include any exception for any lien or right to a lien, for services, labor, or material, and (D) shall include the Title Endorsements; provided, that if any of the Title Endorsements are not available in Michigan or are no longer issued by the Title Company at the time of the Closing, Buyer shall accept the Title Policy without such Title Endorsements.

"Transfer Tax Affidavit" has the meaning given to it in Section 2.6(e).

"Transfer Taxes" means any and all transaction, transfer, sales, use, goods and services, recording, transaction privilege, real property transfer, stock transfer, value added, documentary, stamp duty, gross receipts, excise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges, including any related penalties, interest and additions thereto, to any Taxing Authority as a result of the transfer of the Purchased Assets from Seller to Buyer.

"Transition Services Agreement" has the meaning set forth in Section 5.24.

"Updated Objection Notice" has the meaning given to it in Section 5.23(b).

"Updated Objection Response" has the meaning in Section 5.23(b).

"Updated Seller Financial Statements" has the meaning given to it in Section 5.19.

"Updated Seller Parent Financial Statements" has the meaning given to it in Section 5.19.

"Updated Survey" means an ALTA survey signed by the surveyor and certified to the Title Company and Buyer in form and substance reasonably satisfactory to Buyer, which survey shall be sufficient for the Title Company to remove its standard survey exception and to issue the Title Endorsements in any Title Policy issued, showing and including (a) the locations of all Project facilities, (b) the location of all existing roads, buildings or other structures and (c) access affirmatively to at least one public street or road.

"Updated Title Commitment" has the meaning given to it in Section 5.23(b).

"USPG" means USPG Power Services, LLC, a wholly-owned subsidiary of Seller Parent.

"Water Services Agreement" means that certain Master Services Agreement by and between Seller and Suez dated November 1, 2016.

Section 1.2.      Rules of Construction.

(a)            All article, section, subsection, schedule and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes.

(b)            If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words "includes" or "including" shall mean "including without limitation." The words "hereof," "hereby," "herein," "hereunder" and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. References to any Contract shall mean a reference to such Contract as the same may be amended, modified, supplemented or replaced from time to time, in accordance with its terms and this Agreement. Currency amounts referenced in this Agreement are in U.S. Dollars.

(c)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)        Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(e)            All accounting terms used herein and not expressly defined herein shall have the respective meanings given such terms under GAAP.

Article II.

PURCHASE AND SALE AND CLOSING

Section 2.1.      Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing Buyer shall purchase and acquire from Seller, and Seller shall sell, convey, assign, transfer and deliver to Buyer, all of Seller's right, title and interest, in and to (i) the real property on which the Project is located, together with all improvements, buildings, structures, fixtures, easements, rights-of-way, division rights, hereditaments and appurtenances associated with that real property, which real property is described in Schedule 3.13(c) (the "Property"), and (ii) the personal property and other properties, assets, and rights of any kind (including Permits), whether tangible or intangible, and with regard to each of (i) and (ii), whether now existing or hereafter acquired, and wherever located, owned, licensed, leased or otherwise held by Seller that are in each case primarily used or held for use in connection with the ownership, leasing, licensing, operation, interconnection, or maintenance of the Business or the Project and are described in Exhibit 2.1(a) (the property described in clauses (i) and (ii), collectively, the "Purchased Assets"), together with exclusive possession thereof. Notwithstanding the previous sentence, the Purchased Assets will not include the Assets listed on Exhibit 2.1(b) (the "Excluded Assets"). The Purchased Assets will be transferred to Buyer free and clear of all Liens, except for Permitted Liens.

Section 2.2.      Assumed Liabilities. As additional consideration for the purchase of the Purchased Assets, and subject to the terms and conditions set forth herein, and without prejudice to Buyer's rights under Article IX, at the Closing, Buyer shall assume and agree to pay, perform and discharge the following Liabilities of Seller (collectively, the "Assumed Liabilities"), and no other Liabilities:

(a)            all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid, are not delinquent as of the Closing Date, and are reflected in the Closing Date Net Working Capital;

(b)            all amounts payable under the Assigned Contracts for goods or services received thereunder prior to the Closing that remain unpaid, are not delinquent as of the Closing Date, and are reflected in the Closing Date Net Working Capital;

(c)         all Liabilities of Seller under the Assigned Contracts assigned to Buyer (excluding any such Liabilities covered under Section 2.2(a) or Section 2.2(b) and excluding any Excluded Liabilities);

(d)            all Liabilities in respect of Permits and under the Land Contracts assigned to Buyer;

(e)            all Transfer Taxes and Property Taxes payable by Buyer pursuant to Section 5.9 or Section 5.22(a); and

(f)            all other Liabilities arising out of or related to the ownership, leasing, licensing, operation or maintenance of the Purchased Assets prior to, on or after the Closing (other than, for the avoidance of doubt, any Excluded Liabilities).

Section 2.3.      Excluded Liabilities. Notwithstanding the provisions of Section 2.2 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Excluded Liabilities. Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. For the avoidance of doubt, Excluded Liabilities include:

(a)             all Liabilities of Seller or its Affiliates that do not relate to the Purchased Assets or the Business;

(b)             all Liabilities relating to any Excluded Asset;

(c)         all Liabilities (other than Transfer Taxes payable by Buyer pursuant to Section 5.9 or Section 5.22(a)) arising out of or relating to the execution and delivery by Seller or its Affiliates of this Agreement and the Ancillary Agreements and the consummation by Seller and such Affiliates of the transactions contemplated hereby and thereby;

(d)          all Indebtedness of Seller or any of its Affiliates and all Liens, Claims or Losses arising in connection with the same (to the extent not included in Closing Date Working Capital);

(e)            all Liabilities with respect to any claims of third parties (including any current or former direct or indirect equity holders of Seller), relating to the ownership of any equity interests, participation rights or any other agreements of any nature to purchase or acquire any equity interests or participation rights, or any other interest or participation that confers the right to receive a share of the profits and losses of, or distribution of assets of, Seller, whether arising before, on or after the Closing Date;

(f)            (i) all Transfer Taxes and Property Taxes payable by Seller pursuant to Section 5.9 or Section 5.22(a), (ii) all Taxes relating to the ownership, leasing, licensing, operation or maintenance of any of the Purchased Assets attributable to a Pre-Closing Taxable Period and (iii) any Liability imposed on Buyer attributable to any failure of the Parties to comply with any bulk sales or bulk transfer or similar Laws in connection with the transactions contemplated by this Agreement;

(g)          all amounts payable under the Assigned Contracts for goods or services received thereunder prior to or on the Closing Date that remain unpaid and are delinquent as of the Closing Date and any Liens arising therefrom;

(h)           all Liabilities that relate to, or arise out of, directly or indirectly, (i) any Benefit Plans maintained by Seller or any of its Affiliates with respect to the Facility Employees, including under the Consolidated Omnibus Budget Reconciliation Act, (ii) any collective bargaining agreements or other agreements to which Seller or any of its Affiliates is a party in respect of Facility Employees, or (iii) any Claims by any previous employees of Seller; and

(i)              all Liabilities arising out of Section 4.4 of the Asset Management Agreement or Section 4.4 of the O&M Agreement.

Section 2.4.      Purchase Price. The purchase price (the "Purchase Price") for the purchase and sale described in Section 2.1 is equal to the sum of (i) Eight Hundred Ten Million and 00/100 Dollars ($810,000,000.00) (the "Base Purchase Price"), plus (ii) the Closing Date Net Working Capital.

Section 2.5.      Closing. The Closing shall take place at the offices of Consumers Energy Company, One Energy Plaza, Jackson, MI 49201 at 10:00 A.M. local time, on (a) the fifth (5th) Business Day after the conditions to the Closing set forth in ARTICLE VI and ARTICLE VII (other than actions that by their nature are to be taken at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) have been satisfied or waived or (b) such other date and at such other time as Buyer and Seller mutually agree in writing. All actions listed in Section 2.6 or Section 2.7 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing. For purposes of this Agreement and the transactions contemplated hereby, the Closing will be deemed to occur and be effective, and title to and risk of loss associated with the Business or Purchased Assets shall be deemed to occur, at 12:01 A.M. local time on the Closing Date; provided, that the certificates referenced in Sections 2.6(k) and 2.7(e) shall be deemed delivered (and the representations, warranties and conditions affirmed and certified thereby shall be deemed made and given) upon the mutual release of signatures by the Parties on the Closing Date.

Section 2.6.      Closing Deliveries by Seller to Buyer. At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer:

(a)            a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(b) with respect to Seller or with respect to the regarded owner of Seller if Seller is treated as a disregarded entity for federal income tax purposes. If, on or before the Closing Date, Buyer shall not have received the non-foreign status affidavit(s), Buyer may withhold from the Purchase Price payable at the Closing to Seller pursuant hereto such sums as are required to be withheld therefrom under Code Section 1445;

(b)            Utilizing the application in the form attached as Exhibit 2.6(b)-1 (or such updated application as becomes statutorily mandated after the date of this Agreement), Seller shall order a Tax Clearance Certificate from the Taxing Authority where the Purchased Assets or Business are located substantially in the form attached as Exhibit 2.6(b)-2 or such updated form as becomes statutorily mandated after the date of this Agreement ("Tax Clearance Certificate") and obtain and deliver to Buyer a letter from such Taxing Authority indicating whether there are any amounts owed to such Taxing Authority as of the Closing by Seller with respect to the Purchased Assets or the Business ("Tax Status Letter"). If any amounts are owed, Seller represents and warrants, covenants and agrees that it shall make timely payments of such amounts and such amounts paid or to be paid are solely at Seller's cost and expense;

(c)            a bill of sale substantially in the form of Exhibit 2.6(c) (the "Bill of Sale") and duly executed by Seller, conveying to Buyer good and valid title to all of such Seller's owned tangible personal property included in the Purchased Assets or Business, subject only to Permitted Liens;

(d)           a covenant deed substantially in the form of Exhibit 2.6(d) (the "Deed") and duly executed and acknowledged by Seller, conveying good and marketable title to the Property listed on Schedule 3.13(c) to Buyer, subject only to the Permitted Liens;

(e)             a real estate transfer tax valuation affidavit (the "Transfer Tax Affidavit") in a form and substance reasonably acceptable to Buyer;

(f)            an assignment and assumption agreement substantially in the form of Exhibit 2.6(f) (the "Assignment and Assumption Agreement"), duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(g)            an owner's affidavit substantially in the form of Exhibit 2.6(g) and duly executed by Seller;

(h)            resolutions of the sole member of Seller authorizing the transactions contemplated by this Agreement;

(i)             as per Section 6.6, evidence reasonably satisfactory to Buyer of Seller's compliance with Section 5.7;

(j)             the Seller Parent Guaranty Agreement, duly executed by Seller Parent;

(k)            the certificate referenced in Section 6.3;

(l)            if the Purchased Assets include any bank account, a power of attorney in form reasonably acceptable to Buyer, giving Buyer the power to control such bank account until the applicable bank transfers the account to be in the name of Buyer;

(m)            the Transition Services Agreement, duly executed by USPG; and

(n)            such other customary instruments of sale, assignment, transfer, and assumption, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

Section 2.7.      Closing Deliveries by Buyer to Seller. At the Closing, Buyer shall deliver to Seller the following:

(a)            a wire transfer of immediately available funds (to such account or accounts as Seller shall have notified Buyer of at least two (2) Business Days prior to the Closing Date) in an amount equal to (i) the Base Purchase Price plus (ii) Seller's good faith estimate of the Closing Date Net Working Capital (the "Adjustment Estimate");

(b)            the Assignment and Assumption Agreement duly executed by Buyer;

(c)            the Bill of Sale duly executed by Buyer;

(d)            a countersigned copy of the Seller Parent Guaranty Agreement, duly executed by Buyer;

(e)            the certificate referenced in Section 7.3;

(f)            the Transition Services Agreement, duly executed by Buyer; and

(g)          such other customary instruments of sale, assignment, transfer, and assumption, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

Section 2.8.      Post-Closing Adjustment.

(a)            After the Closing Date, Seller and Buyer shall cooperate and provide each other access to their respective books, records and employees as are reasonably requested in connection with the matters addressed in this Section 2.8. Within sixty (60) days after the Closing Date, Buyer shall determine the Closing Date Net Working Capital and shall provide Seller with written notice of such determination, along with reasonable supporting information and calculations (the "Buyer's Determination").

(b)            If Seller objects to Buyer's Determination, then it shall provide Buyer written notice thereof within thirty (30) days after receiving Buyer's Determination; provided, that Seller and Buyer shall be deemed to have agreed upon all items and amounts that are not disputed by Seller in such written notice. If the Parties are unable to agree on the Closing Date Net Working Capital within thirty (30) days following Buyer's receipt of Seller's objection notice, the Parties shall refer such dispute to a firm of nationally recognized independent public accountants mutually acceptable to Buyer and Seller (the "Independent Accountants"), which firm shall make a final and binding determination as to only those matters in dispute with respect to this Section 2.8(b) on a timely basis and promptly shall notify the Parties in writing of its resolution. The Independent Accountants shall not have the power to modify or amend any term or provision of this Agreement. Each Party shall bear and pay one-half of the fees and other costs charged by the Independent Accountants with respect to its activities under this Section 2.8(b). If Seller does not object to Buyer's Determination within the time period and in the manner set forth in the first sentence of this Section 2.8(b) or if Seller accepts Buyer's Determination, the Closing Date Net Working Capital as set forth in Buyer's Determination shall become final and binding upon the Parties for all purposes hereunder.

(c)            If the Closing Date Net Working Capital (as agreed between the Parties or as determined by the Independent Accountants) (the "Final Adjustment") is greater than the Adjustment Estimate, then Buyer shall pay Seller, within five (5) Business Days after all amounts are agreed or determined pursuant to Section 2.8(b), by wire transfer of immediately available funds to an account designated by Seller, the difference between the Final Adjustment and the Adjustment Estimate, and if the Final Adjustment is less in the Adjustment Estimate, then Seller shall pay Buyer, within five (5) Business Days after all amounts are agreed or determined pursuant to Section 2.8(b), by wire transfer of immediately available funds to an account designated by Buyer, the absolute value of the difference between the Final Adjustment and the Adjustment Estimate.

Section 2.9.      Allocation of Purchase Price.

(a)            Within sixty (60) days after the Closing Date, Buyer shall deliver to Seller a schedule allocating the Purchase Price (and all other capitalized costs) among the Purchased Assets, grouped by the seven asset classes referred to in Treasury Regulations Section 1.1060-1(c) (the "Purchase Price Allocation Schedule"). Buyer shall permit Seller thirty (30) days to review and comment on Buyer's proposed Purchase Price Allocation Schedule. Buyer shall make such revisions to its proposed Purchase Price Allocation Schedule as are reasonably requested by Seller within such thirty (30)-day period and shall deliver to Seller a final Purchase Price Allocation Schedule within fifteen (15) days of receiving Seller's comments. The Purchase Price Allocation Schedule shall be revised to take into account subsequent adjustments to the Purchase Price, including the Final Adjustment and any indemnification payments (which shall be treated for Tax purposes as adjustments to the Purchase Price), as mutually agreed by the Parties and in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder.

(b)            The Parties shall report the transaction for federal and state income tax purposes on IRS Form 8594 in accordance with the Purchase Price Allocation Schedule described in Section 2.9(a). Neither Party will take a position inconsistent with such allocation except with the written consent of the other Party. Each of Seller and Buyer agrees to provide the other promptly with any other information required to complete Form 8594.

(c)             If the Parties are unable to agree on the Purchase Price Allocation Schedule pursuant to Section 2.9(a) or any subsequent adjustment to the Purchase Price Allocation Schedule, the Parties shall refer such dispute to the Independent Accountants, which firm shall make a final and binding determination as to all matters in dispute with respect to this Section 2.9 (and only such matters) on a timely basis and promptly shall notify the Parties in writing of its resolution. The Independent Accountants shall not have the power to modify or amend any term or provision of this Agreement. Each Party shall bear and pay one-half of the fees and other costs charged by the Independent Accountants with respect to its activities under this Section 2.9.

Article III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) that:

Section 3.1.      Organization. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation. Seller is duly qualified or licensed to do business in each other jurisdiction where the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Seller's ability to perform such actions under this Agreement or the Ancillary Agreements to which Seller is party.

Section 3.2.      Authority; Enforceability. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary limited liability company action. This Agreement has been duly and validly executed and delivered by Seller and constitutes (assuming due authorization, execution and delivery by Buyer), and each Ancillary Agreement to which Seller is a party when executed and delivered on the Closing Date will constitute (assuming due authorization, execution and delivery by the other parties thereto), the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

Section 3.3.      No Conflicts; Consents and Approvals. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party do not, and the performance by Seller of its obligations hereunder and thereunder do not and will not:

(a)            conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Seller;

(b)            assuming all of the Seller Consents set forth in Schedule 3.3(b) have been obtained, be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration), or require the consent of any other Person, under (with or without the giving of notice, the lapse of time, or both) any Contract to which Seller or any of its Affiliates is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) which, or such consents which, if not obtained, would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Seller's ability to perform its obligations hereunder or a Material Adverse Effect;

(c)           assuming all of the Seller Approvals and the Seller Consents have been made, obtained or given, (i) conflict with, violate or breach any term or provision of any Law or Permit applicable to Seller, the Purchased Assets or the Business, except as would not reasonably be expected to result in a material adverse effect on Seller's ability to perform its obligations hereunder or a Material Adverse Effect; or (ii) require any consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority, under any applicable Law or Permit, other than such consents, approvals, notices, declarations, filings or registrations which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on Seller's ability to perform its obligations hereunder or a Material Adverse Effect; and

(d)           result in the imposition or creation of any Lien upon or with respect to the Business or the Purchased Assets (other than Permitted Liens).

Section 3.4.         [Intentionally Omitted] .

Section 3.5.         Brokers. Seller has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer would become liable or obligated based upon arrangements made by Seller or any of its Affiliates.

Section 3.6.         Claims and Legal Proceedings. Except as set forth on Schedule 3.6, no Claim is pending against Seller or its Affiliates, neither Seller nor its Affiliates have been served with written notice of any Claim, to Seller's Knowledge no Claim has been threatened against Seller or its Affiliates, and to Seller's Knowledge there are no facts, conditions or circumstances that would reasonably be expected to form the basis of any Claim that, in each case affects or would reasonably be expected to affect Seller, the Purchased Assets or the Business and would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or in a material adverse effect on Seller's ability to perform its obligations hereunder. As of the Closing, no actions or omissions of Seller or its contractors (of any tier) or agents prior to or on the Closing Date will result in any material Claim against Buyer (a) under any indemnity in any Assigned Contract, Land Contract or Permit assigned to Buyer at the Closing, and (b) for personal injury, death sickness or third party property damage. No Claim is pending against Seller, Seller has not been served with written notice of any Claim, and to Seller's Knowledge no Claim has been threatened against Seller, that seeks a writ, judgment, order, injunction or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

Section 3.7.         Compliance with Laws and Orders. Seller is, in all material respects, in compliance with all Laws applicable to the Business or the Purchased Assets, including the Project. Seller has not received written notice of any alleged material violation of any Laws applicable to the Business or the Purchased Assets, including the Project.

Section 3.8.         Financial Statements.

(a)           Seller Parent has previously delivered to Buyer true, correct and complete copies of the audited Financial Statements of Seller Parent as of December 31, 2020 (the "Seller Parent Audited Financial Statements"). The Seller Parent Audited Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as may be stated therein or in the notes thereto). The Seller Parent Audited Financial Statements present fairly, in all material respects, the financial position, statements of operations and comprehensive income, members' equity and cash flows of Seller Parent as of the date thereof and for the applicable period covered thereby.

(b)        Seller has previously delivered to Buyer audited Financial Statements of Seller as at December 31, 2020 ("Seller Audited Financial Statements"). The Seller Audited Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as may be stated therein or in the notes thereto). The Seller Audited Financial Statements present fairly, in all material respects, the financial position, statements of operations and comprehensive income, members' equity and cash flows of Seller as of the date thereof and for the applicable period covered thereby.

(c)           As of the Closing Date, Seller has delivered to Buyer the Updated Seller Parent Financial Statements. The Updated Seller Parent Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as may be stated therein or in the notes thereto). The Updated Seller Parent Financial Statements present fairly, in all material respects, the financial position, statements of operations and comprehensive income, members' equity and cash flows of Seller Parent as of the date thereof and for the applicable period covered thereby.

(d)           As of the Closing Date, Seller has delivered to Buyer the Updated Seller Financial Statements. The Updated Seller Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as may be stated therein or in the notes thereto). The Updated Seller Financial Statements present fairly, in all material respects, the financial position, statements of operations and comprehensive income, members' equity and cash flows of Seller as of the date thereof and for the applicable period covered thereby.

Section 3.9.       Absence of Certain Changes. Since December 31, 2020 and through the date hereof, (a) Seller has operated the Business and the Purchased Assets in the ordinary course of business and in a manner that is materially consistent with Prudent Engineering and Operating Practices, (b) there has not been any Material Adverse Effect with respect to the Business or the Purchased Assets, and (c) there has not been any event or condition that would reasonably be expected to prevent or delay Seller from consummating the transactions contemplated by this Agreement.

Section 3.10.       Taxes. Except as set forth in Schedule 3.10, (a) all Tax Returns that are required to be filed on or before the Closing Date by Seller in respect of the Business or the Purchased Assets have been or will be duly and timely filed, taking into account all permitted extensions, and are true, correct and complete in all material respects, (b) all Taxes required to be paid by Seller with respect to the Business or the Purchased Assets (whether or not shown on any Tax Return) that are due and payable have been timely paid in full, (c) all material Tax withholding requirements imposed on Seller with respect to the Business or the Purchased Assets have been satisfied in all material respects, except for amounts that are being contested in good faith, (d) Seller does not have in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency in each case in respect of the Business or the Purchased Assets, (e) there are no pending or active audits, examinations, claims, assessments or legal proceedings involving Tax matters or, to Seller's Knowledge, threatened audits or proposed deficiencies or other claims for unpaid Taxes of Seller in each case in respect of the Business or the Purchased Assets, (f) Seller, with respect to the Business or the Purchased Assets, has no liability for the Taxes of any other Person (i) as a transferee or successor or (ii) by contract (other than any contract the primary purpose of which does not relate to Taxes), (g) Seller, under the federal check-the-box regulations, is classified as an entity disregarded as separate from its owner for federal income tax purposes, (h) there are no deficiencies asserted or assessments made as a result of any examination of Tax Returns of Seller in respect of the Business or the Purchased Assets, (i) there are no Liens for Taxes (other than Permitted Liens) on any of the Purchased Assets or on the Business, and (j) with respect to the Purchased Assets or the Business, there are no outstanding closing agreements or ruling requests pending with any Taxing Authority.

Section 3.11.      Condition of Purchased Assets; Sufficiency of Purchased Assets. The Project and the tangible personal property included in the Purchased Assets are in normal operational condition for a similar project and similar assets of a similar age (and taking into account the accumulated run hours of the Project and the number of fired starts at the Project), free of defects about which Seller has Knowledge and that could have a material adverse impact on such operation, and are in good working order, except for ordinary wear and tear and routine maintenance (in each case, consistent with Prudent Engineering and Operating Practices), except where the failure to be in good working order would not reasonably be expected to have material adverse impact on any Purchased Asset. Seller has not operated the gas turbines of the Project in a manner that violates the conditions of the warranty under the Mitsubishi LTSA in any material respect. As of the Closing, the Purchased Assets are sufficient to enable Buyer to own, operate, interconnect and maintain the Project immediately following the Closing in all material respects in the same manner as the Project was in the ordinary course of business previously owned, operated and maintained by Seller.

Section 3.12.       Contracts.

(a)           Schedule 3.12(a) sets forth a list as of the date of this Agreement of the following Contracts to which Seller is a party or by which the Assets of Seller are bound, in each case, which pertain to the Business or the Purchased Assets (Contracts that meet the descriptions in this Section 3.12 being collectively, the "Material Contracts"):

(i)          all Assigned Contracts;

(ii)         all Contracts for the purchase, exchange or sale of natural gas;

(iii)      all Contracts for the purchase, exchange, transmission or sale of electric power in any form, including energy, capacity or any ancillary services;

(iv)        all Contracts for the transportation of natural gas;

(v)         all Contracts for the supply, discharge, or services (including filtration services) related to water;

(vi)        all interconnection Contracts;

(vii)      all Contracts for the purchase or sale of any Asset or that grant a right or option to purchase or sell any Asset, other than Contracts entered into in the ordinary course of business consistent with past practices with an annual cost of less than $200,000 individually or $500,000 in the aggregate;

(viii)      all Contracts for the provision or receipt of any work, goods or services or that grant a right or option to provide or receive any work, goods or services, in each case, requiring annual payments in excess of $200,000;

(ix)      all Contracts under which a Lien has been imposed on any of the Purchased Assets, tangible or intangible, which security interest secures outstanding Indebtedness;

(x)         all collective bargaining Contracts or other employment Contracts;

(xi)      all outstanding futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates or the price of commodities, including electric power, in any form, including energy, capacity or any ancillary services, natural gas or securities;

(xii)      all Contracts that purport to limit the Business' freedom to compete in any line of business or in any geographic area in connection with the Project;

(xiii)      all Contracts with Governmental Authorities regarding Property Taxes, Property Tax abatements, Property Tax incentive agreements or any payments in lieu of Property Taxes; and

(xiv)      all Land Contracts.

(b)        Except as set forth in Schedule 3.12(b), Seller has provided Buyer with, or access to, true, complete, and accurate copies of all Material Contracts. As of the Closing Date, Seller has provided Buyer with, or access to, true, complete, and accurate copies of all Additional Material Contracts.

(c)        Each of the Material Contracts, and, as of the Closing Date, each of the Additional Material Contracts, is in full force and effect and constitutes a legal, valid and binding obligation of Seller and, to Seller's Knowledge, of the other parties thereto, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(d)         Seller is not in material breach or default under any Material Contract or Additional Material Contract and, to Seller's Knowledge, no other party to any of the Material Contracts or Additional Material Contracts is in material breach or default thereunder nor has Seller given or received written notice to or from any Person relating to any alleged or potential default that has not been cured, nor, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder.

Section 3.13.       Ownership; Liens.

(a)          Seller has good and valid title to all of the Purchased Assets consisting of tangible personal property owned by Seller and valid and subsisting leases with respect to all of the Purchased Assets consisting of tangible personal property leased by Seller, and all such Purchased Assets are free and clear of all Liens except for Permitted Liens.

(b)          Seller has good and valid title to, or a valid easement interest in, the Property, free and clear of all Liens except for Permitted Liens.

(c)          Schedule 3.13(c) sets forth the legal description of all parcels of the Property. Seller's right, title and interest in and to the Property comprises all real property interests necessary for the ownership, operation, and maintenance of the Project.

(d)          Seller has delivered to Buyer a copy of (which, to Seller's Knowledge, is a true, complete and accurate copy of):

(i)          the Existing Survey;

(ii)        the Existing Title Insurance Policy, including all exception documents referenced therein and, if applicable, recorded copies of such exceptions documents; and

(iii)       as of each of the Effective Date and the Closing Date, mineral reports for any severed minerals and any records searches (for any governmental records not included in any title reports) with respect to the Property in the possession of Seller or any of its Affiliates.

(e)          There are no pending, and to Seller's Knowledge no threatened, appropriation, condemnation or like proceedings, or zoning change or similar proceeding, relating to any Property, the Project or any portion thereof.

(f)         Other than those items that are in the public record, Seller has not leased or otherwise granted to any person the right to use or occupy the Property or any portion thereof. Seller has not granted any outstanding options, rights of first refusal, rights of first offer, rights of reverter or similar third party rights in the Property.

Section 3.14.       Permits.

(a)        The Permits set forth on Schedule 3.14(a) constitute all Permits (other than immaterial local Permits that are not required to operate the Business) that are required for the ownership, operation, interconnection, or maintenance of the Project, the Purchased Assets and the Business by Seller in the manner in which it is currently owned and operated. All Permits set forth on Schedule 3.14(a) are properly in the name of Seller and are in full force and effect. Seller has provided Buyer with a true and correct copy of each such Permit.

(b)          Seller is in material compliance with all Permits set forth on Schedule 3.14(a) and Seller has not received any written notification from any Governmental Authority alleging that it is in material violation of any such Permits.

(c)          No material action, or written deficiency notice, demand or notice of any challenge is pending or, to Seller's Knowledge, threatened, which challenges the legality, validity or enforceability of any such Permit, or that attempts to modify in any adverse manner the requirements pertaining to any obtained Permit or application for a Permit.

Section 3.15.       Environmental Matters.

(a)         Seller has made available or disclosed to Buyer copies of all material written environmental assessments, notices of violation(s) or reports produced since December 23, 2015 that are in the possession of Seller and that relate to environmental matters in connection with operation of the Project.

(b)          Except as set forth in Schedule 3.15(b), since December 23, 2015, Seller, the Property, the Project, the Business, and the Purchased Assets are and have been in compliance with all applicable Environmental Laws in all material respects and Seller has not received written notice of any alleged material violation of any applicable Environmental Law from any Governmental Authority.

(c)        There are no material Environmental Claims, actions or proceedings that are currently outstanding or pending, or, to Seller's Knowledge, threatened, against Seller (with respect to the Purchased Assets or the Business) or otherwise affecting the Purchased Assets or the Business, by any Governmental Authority or third party under any Environmental Laws.

(d)         There is no site to which Seller has transported or arranged for the transport of Hazardous Materials associated with the Project which, to Seller's Knowledge, is, or is threatened to become, the subject of any material Environmental Claim.

(e)         To Seller's Knowledge, prior to December 23, 2015, there was no Release or threatened Release of any Hazardous Material at or from the Project in connection with operations of the Project that would be reasonably expected to trigger any material obligation of Seller under Environmental Laws to remediate such Release. Since December 23, 2015, there has been no Release or threatened Release of any Hazardous Material at or from the Project in connection with operations of the Project that would be reasonably expected to trigger any material obligation of Seller under Environmental Laws to remediate such Release.

(f)          Schedule 3.15(f) sets forth all emission reduction credits and emissions allowances that have been allocated to or are otherwise held by Seller in respect of the Business as of the date of this Agreement.

Section 3.16.       Intellectual Property.

(a)           Seller owns, or has licenses or rights to use, all Intellectual Property currently used in or reasonably necessary for the Business and otherwise for the operation and maintenance of the Project.

(b)          Seller has not received from any third party a claim in writing that the operation of the Business is infringing the Intellectual Property of such third party.

Section 3.17.       [Intentionally Omitted.]

Section 3.18.       Employees and Labor Matters.

(a)           Seller does not have any employees with respect to the Project.

(b)        The persons identified on Schedule 3.18(b) provide full-time or recurring and continuous part-time on site services to the Business with respect to the Project and are employed by a third party vendor or Affiliate of Seller pursuant to an agreement with such third-party vendor or Affiliate of Seller ("Facility Employees").

(c)          Schedule 3.18(c) lists each Contract between a third-party vendor and Seller or any Affiliate of Seller pursuant to which Facility Employees provide material on site employee services principally dedicated to Seller with respect to the Business.

(d)          No labor organization has representation rights with respect to the Facility Employees. Neither Seller nor any of its Affiliates is a party to any collective bargaining agreement relating to the Facility Employees.

(e)           There are no presently occurring, nor, to Seller's Knowledge threatened, labor strikes, work stoppages, slowdowns, or lockouts or other labor disputes by or involving any of the Facility Employees with respect to the Business.

(f)         Neither Seller nor any of its Affiliates have received any written notice that any petition respecting any Facility Employees who are principally dedicated to the Business, has been filed with the National Labor Relations Board.

(g)          Neither Seller nor any of its Affiliates have received any written notice with respect to the Facility Employees who are principally dedicated to the Business, of any charges before any Governmental Authority responsible for the prevention of unlawful employment practices.

(h)       Neither Seller nor any of its Affiliates have received any written notice of any investigation related to the Facility Employees who are principally dedicated to the Business by a Governmental Authority responsible for the enforcement of labor or employment Laws and regulations and, to Seller's Knowledge, no such investigation is threatened.

Section 3.19.       Employee Benefits.

(a)        Seller does not have any Benefit Plans or any liability with respect to any Benefit Plans that would be a liability of Buyer following the Closing.

(b)         There does not now exist, nor do any circumstances exist that would result in, any Controlled Group Liability that would be a liability of Buyer following the Closing. Without limiting the generality of the foregoing, neither Seller nor any of its Affiliates are an ERISA Affiliate that has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

(c)         No Benefit Plan of any Affiliate of Seller with respect to the Purchased Assets or the Business contains any term or provision that would prohibit the transactions contemplated by this Agreement.

(d)          No Benefit Plans of any Affiliate of Seller with respect to the Purchased Assets or the Business are presently under audit or examination by the Internal Revenue Service, the Department of Labor, or any other governmental agency or entity that would result in liability to Buyer.

Section 3.20.     Inventory. All of Seller's inventory (including spare parts) are of a quality usable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value.

Section 3.21.       Insurance. Seller has in full force and effect policies of insurance with respect to the Business and the Purchased Assets against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate in Seller's industry for the Business and the Purchased Assets. Schedule 3.21 contains a list and description of all material policies of insurance carried by Seller relating to the Business or the Purchased Assets as of the date hereof; including any material outstanding claims or claims notices filed under those policies as of the date hereof. As of the date hereof, Seller is not in material default under any such policy of insurance or bond such that it can be canceled and all premiums due and payable with respect thereto have been paid. Seller has filed claims with, or given notice of claims to its insurers or bonding companies in timely fashion with respect to all known matters and occurrences for which Seller believes it has coverage and that could result in a claim in excess of $250,000 under any policy after the Closing Date.

Section 3.22.       FERC/NERC/DOE/MISO/PJM Matters.

(a)          Seller has made available to Buyer copies of all material written reports of assessments, investigations, compliance audits, remedial actions, or other investigative or response activities conducted at or with respect to the Project regarding any FERC, NERC-, DOE-, MISO- and/or PJM-related requirements, including cyber security and testing requirements, that are in the possession of Seller.

(b)         Seller and the Project have operated in compliance in all material respects with all applicable FERC, NERC-, DOE-, MISO- and/or PJM-related requirements, including cyber security and testing requirements.

(c)          (i) Seller has not been served with written notice of any actual or threatened notice of violation of any FERC, NERC-, DOE-, MISO- and/or PJM-related requirements, or other action, proceeding, investigation, or inquiry pursuant to any FERC, NERC-, DOE-, MISO- and/or PJM-related requirements, and (ii) no Claim regarding any FERC, NERC-, DOE-, MISO- and/or PJM-related requirements is pending or, to Seller's Knowledge, threatened, against Seller, in each case including cyber security and testing requirements.

Section 3.23.      Power of Attorney. Except as is contained in any Material Contract, no power of attorney has been granted by Seller or any of its Affiliates with respect to the Purchased Assets or the Business to any Person.

Article IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) that:

Section 4.1.        Organization. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Michigan. Buyer is duly qualified or licensed to do business in each other jurisdiction where the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Buyer's ability to perform such actions under this Agreement or the Ancillary Agreements to which Buyer is party.

Section 4.2.       Authority; Enforceability. Buyer has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which Buyer is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party and the performance by Buyer of its obligations hereunder or thereunder have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Buyer and constitutes (assuming due authorization, execution and delivery by Seller), and each Ancillary Agreement to which Buyer is a party when executed and delivered on the Closing Date will constitute (assuming the due authorization, execution and delivery by the other parties thereto), the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as the same may be limited by bankruptcy, insolvency, moratorium or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.

Section 4.3.        No Conflicts. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party do not, and the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not:

(a)           conflict with or result in a violation or breach of any of the terms, conditions or provisions of Buyer's Organizational Documents;

(b)           assuming all Buyer Approvals have been made, obtained or given, (i) conflict with, violate or breach any term or provision of any Contract or Law applicable to Buyer or any of its Assets, except as would not reasonably be expected to result in a material adverse effect on Buyer's ability to perform its obligations hereunder or (ii) require any material consent or approval of any Governmental Authority or notice to, or declaration, filing or registration with, any Governmental Authority, under any applicable Law, other than such consents, approvals, notices, declarations, filings or registrations which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on Buyer's ability to perform its obligations hereunder.

Section 4.4.       Legal Proceedings. No Claim is pending against Buyer, Buyer has not been served with notice of any Claim, and to Buyer's knowledge no Claim has been threatened against Buyer that seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement.

Section 4.5.         Brokers. Buyer has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller would become liable or obligated based upon arrangements made by Buyer or any of its Affiliates.

Section 4.6.         Financial Capability. Buyer has, or at the Closing will have, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and to consummate the transactions contemplated by this Agreement.

Article V.

COVENANTS

The Parties hereby covenant and agree as follows:

Section 5.1.       Regulatory and Other Approvals. From the date of this Agreement until the earlier of the Closing and any termination of this Agreement pursuant to Section 8.1 (the "Interim Period"):

(a)         The Parties will (at each Party's own expense), in order to consummate the transactions contemplated hereby, take all commercially reasonable efforts necessary, proper or advisable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to (i) obtain the Seller Approvals, the Seller Consents (provided that Seller shall be responsible for coordinating initial contact and leading discussions with counterparties unless otherwise agreed between the Parties), and the Buyer Approvals, (ii) obtain all other necessary or appropriate filings, registrations, consents, approvals, certifications, determinations, authorizations or waivers (including the transfer or re-issuance of Permits and the assignment of the Assigned Contracts to Buyer) required in order to consummate the transactions contemplated hereby and to take or cause to be taken all actions necessary to comply with the terms upon which any of the same are granted, and (iii) give all required notices to, Governmental Authorities, and provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith; provided, that neither Party shall have any obligation to pay any third Person a fee to obtain any consent, authorization or approval of such Person not already provided for by the applicable agreement or applicable Law. Additionally, Seller will reasonably cooperate with Buyer in making Buyer the "Asset Owner" (as defined in the rules of MISO) with respect to the Project as soon as permitted following the Closing.

(b)            Each Party shall consult and reasonably cooperate with the other Party in the regulatory review process. The Parties will provide prompt notification to each other when any such approval referred to in Section 5.1(a) is obtained, taken, made, given or denied, as applicable, and will advise each other of any material communications with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement.

(c)            In furtherance of the foregoing covenants:

(i)            Each Party shall prepare, all necessary filings in connection with the transactions contemplated by this Agreement that may be required to be filed by such Party with the FERC or under the HSR Act in order to obtain the applicable Seller Approvals or the Buyer Approvals, as applicable and shall submit such filings (i) no later than 450 days (subject to extension of such period upon consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed) after the execution hereof for filings with the FERC, and (ii) no later than 450 days after the execution hereof for filings under the HSR Act or any FTC filings. Buyer shall as soon as practical following the execution of this Agreement prepare and file its integrated resource plan with the MPSC. Each Party shall otherwise prepare as soon as practical following the execution of this Agreement all other necessary filings in connection with the transactions contemplated by this Agreement that may be required to be filed by such Party with any other Governmental Authority in order to obtain the applicable Seller Approvals or the Buyer Approvals, as applicable. The Parties shall (to the extent permitted by applicable Law) promptly furnish each other with copies of any notices, correspondence or other written communication from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings, and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. Each Party shall have the right to review, and in the case of all filings except for Buyer's integrated resource plan, approve (which approval shall not be unreasonably withheld, conditioned or delayed) in advance all information related to Seller or Buyer, as applicable, and the transactions contemplated by this Agreement with respect to any filing made by the other Party in connection with the transactions contemplated by this Agreement. Buyer shall afford Seller a reasonable opportunity before filing to review and comment upon the portions of Buyer's proposed integrated resource plan and any application for approval of such plan, and testimony, pleadings, briefs and any other documents Buyer proposes to file in connection with MPSC approval of Buyer's integrated resource plan under MCL 460.6t, in each case, that refer to the transactions contemplated by this Agreement. Notwithstanding the foregoing, neither Party shall extend any waiting period under the HSR Act without the prior consent of the other Party. Buyer and Seller agree that all telephonic calls and meetings with the FTC or FERC regarding the transactions contemplated by this Agreement shall be conducted by Buyer and Seller jointly (subject to exceptions upon consent of both Parties, which consent shall not be unreasonably withheld, conditioned or delayed). All filing fees payable in connection with this Section 5.1(c)(i) shall be paid by Buyer.

(ii)             The Parties shall not, and shall cause their respective Affiliates not to, take any action that is intended to adversely affect the approval of any Governmental Authority of any of the filings referenced in Section 5.1(c)(i).

(iii)            Seller shall file with the appropriate Governmental Authority an application and shall use commercially reasonable efforts to take such other actions as are necessary for the transfer of all Permits set forth on Schedule 3.14(a) to Buyer or the reissuance of such Permits in Buyer's name.

(iv)            Buyer shall use commercially reasonable efforts to support Seller in its efforts to cause, effective as of the Closing, the cancellation or return to Seller of the securities described in Schedule 5.1(c), including by Buyer's delivery as of the Closing of a replacement security to the relevant counterparty in a form and amount reasonably acceptable to Buyer and the applicable counterparties listed in Schedule 5.1(c). If Seller is unable to obtain the cancellation or return to Seller of any such security prior to or at the Closing, then the foregoing covenant shall survive the Closing, and Buyer shall promptly reimburse Seller in full for any amounts drawn by the beneficiary of such security following the Closing.

(d)            During the Interim Period, Seller shall use commercially reasonable efforts to timely and properly make all submittals and reports, shall pay all fees, and otherwise do all things necessary to maintain in full force and effect and comply in all material respects with, each Permit required for the ownership and operation of the Project as it is currently operated. In the event of any actual or, if Seller has Knowledge thereof, threatened cancellation, revocation, termination, suspension, nonrenewal, or adverse modification of any such Permit, Seller shall promptly notify Buyer in writing (to the extent not prohibited by applicable Law) and shall use commercially reasonable efforts to pursue all available legal and equitable remedies for the purpose of preserving such Permit and the currently prevailing terms thereof.

(e)            Notwithstanding the foregoing, nothing in this Section 5.1 shall require, or be construed to require, Buyer, Seller or any of their respective Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, Seller or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer or Seller of the transactions contemplated by this Agreement or materially and adversely impact other assets or businesses of Buyer or Seller; (iii) any material modification or waiver of the terms and conditions of this Agreement, or (iv) in Buyer's case, result in less than all of the Purchased Assets or less than all of the Purchase Price being eligible for inclusion in Buyer's rate base or prohibits Buyer from recovering the transaction costs relating to the transactions contemplated by this Agreement or prohibits Buyer from deferring the incremental net costs and benefits associated with the transactions contemplated by this Agreement between the Closing and Buyer's next rate case proceeding (any of the foregoing, a "Burdensome Condition").

Section 5.2.     Access of Buyer and Seller.

(a)            During the Interim Period, Seller will, and will cause its Representatives to (at Buyer's sole cost and expense) provide Buyer and its Representatives with reasonable access, upon reasonable prior notice to Seller and during normal business hours, to the Property and to the officers and employees of Seller and its Affiliates who have significant responsibility in respect of the Business or the Purchased Assets, but only to the extent that such access is under the supervision of Seller's Representatives and does not disrupt or interfere with the business of Seller or the Business and that such access is reasonably related to the requesting Party's obligations and rights hereunder, and subject to compliance with applicable Laws, COVID-related restrictions and protocols and any Contracts or Permits to which Seller or any of its Affiliates is a party; provided, however, that Seller shall have the right to (x) have a Representative present for any communication with employees or officers of Seller or its Affiliates, and (y) impose reasonable restrictions and requirements for safety purposes. During the Interim Period, Seller will use commercially reasonable efforts to provide Buyer with information as may be reasonably requested by Buyer, relating to any occurrence or failure of an event or circumstance to occur, which occurrence or failure would reasonably be likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate. In all events, Seller shall have the right to restrict access to any information to the extent the disclosure of such information would, as reasonably determined by Seller, (1) jeopardize attorney-client privilege relating to any pending or threatened Claim or (2) conflict with any confidentiality obligations by which Seller or any of its Affiliates is bound that Seller is unable to overcome after using commercially reasonable efforts to seek the consent to disclosure from the owner of the confidential information or otherwise having used commercially reasonable efforts to enable the confidential information to be disclosed to Buyer in a manner consistent with such confidentiality obligations. Prior to the Closing Date, Buyer shall not have the right to examine and/or inspect the Property more than one time per week (recognizing that due to the reason for the examination and/or inspection, it may extend beyond one day). From and after the date that is three (3) months prior to the anticipated Closing Date, Seller shall use commercially reasonable efforts to facilitate Buyer's access to the Facility Employees for the purpose of communicating with such Facility Employees regarding bona fide employment opportunities following the Closing with Buyer in accordance with an employee communication plan. The Parties will in good faith work together to develop and complete such plan by no later than the date that is three (3) months prior to the anticipated Closing Date. Within a reasonable time prior to the anticipated Closing Date, Seller shall use commercially reasonable efforts to provide or caused to be provided to Buyer such pertinent data or information as Buyer shall reasonably require to determine the amount of service, compensation or any other information related to benefits with respect to each Facility Employee that Buyer elects to hire as of the Closing Date.

(b)            Buyer shall indemnify, defend and hold harmless Seller from any and all third party Claims and Losses arising therefrom as a result of personal injuries, death, or property damage to the extent proximately caused by Buyer's or any of its Representatives' negligence or willful misconduct during their investigations or environmental reviews at the Property pursuant to Section 5.2(a) or Section 5.2(d); provided, that no such indemnity claim may be brought by Seller after one (1) year after the Closing or termination of this Agreement. Buyer will also be liable to Seller for any damage to Seller's tangible property at the Property to the extent proximately caused by Buyer's or any of its Representatives' negligence or willful misconduct during their investigations at the Property pursuant to Section 5.2(a); provided, that to the extent that any such property damage is covered under any policy of insurance held by Seller or its Affiliates that insures against the risk of such property damage Buyer's responsibility for such property damage shall be limited to the amount of the deductible under such policy of insurance; and provided further that no claim for any such damage may be brought by Seller after one (1) year after the Closing or termination of this Agreement.

(c)            From and after the Closing, Buyer agrees to preserve and keep the Books and Records for a period of seven (7) years from the Closing. From and after the Closing until the expiration of such seven (7)-year period, Buyer agrees, upon reasonable prior written notice from Seller, to provide to Seller and its Representatives access to or copies (at Seller's expense) of said Books and Records to the extent reasonably requested by Seller or needed by Seller for a legitimate business purpose (including in respect of any post-Closing adjustment under Section 2.8).

(d)            Subject to compliance with the requirements set forth in Section 5.2(a), Buyer and its Representatives shall be entitled to conduct reasonable environmental reviews and investigations of the Property or Purchased Assets; provided, that without the prior written consent of Seller, neither Buyer nor its Representatives shall be entitled to conduct any invasive surface or subsurface testing, sampling or investigation of the Property or Purchased Assets. Buyer shall, and shall cause its Representatives to, in connection with the conduct of the diligence activities conducted in connection with the transactions contemplated by this Agreement, comply with all applicable Laws, including Environmental Laws, and rules, policies and instructions reasonably issued by Seller and provided to Buyer regarding such diligence activities.

Section 5.3.     Operations During Interim Period.

(a)            Except as otherwise expressly contemplated under this Agreement in connection with the transactions contemplated hereby (including obtaining the Seller Approvals and the Seller Consents and satisfying the Interconnection and Capacity Requirement) or expressly consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, Seller will (i) operate the Business in the ordinary course and in a manner that is materially consistent with Prudent Engineering and Operating Practices (including maintaining a quantity and type of materials, supplies and spare parts materially consistent with Prudent Engineering and Operating Practices), (ii) make expenditures substantially in accordance with the Budget (subject to any deviations that Seller reasonably determines are consistent with Prudent Engineering and Operating Practices) and (iii) use commercially reasonable efforts to maintain the Project in a manner that is materially consistent with Prudent Engineering and Operating Practices so as to preserve and maintain the Project in the same condition (after giving effect to the accumulated run hours of the Project and the number of fired starts at the Project) as it exists on the date hereof, ordinary wear and tear excepted. Prior to the Closing, Seller will, and Seller will cause USPG and Eastern Covert LLC to, amend the Asset Management Agreement to (A) cause its term to be extended through May 31, 2024, and (B) enable Seller (or Buyer as its assignee) to terminate the same for convenience upon five (5) days' written notice without termination payment, liquidated damage or other penalty. Prior to the Closing, and after the Closing at all times during which the Asset Management Agreement remains in force between Buyer and USPG, Seller will cause USPG not to allow the O&M Agreement to expire or otherwise terminate the O&M Agreement.

(b)            Without limiting the foregoing, except as expressly consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), and except as otherwise expressly provided in this Agreement, during the Interim Period, Seller shall not, and shall cause its Affiliates not to, with respect to the Purchased Assets:

(i)              (A) create any Lien (other than a Permitted Lien) against any of the Purchased Assets, or (B) permit any Lien (other than a Permitted Lien) against any of the Purchased Assets;

(ii)             except in the ordinary course of business (including with respect to incurrence of capital expenditures and major maintenance expenditure in connection with the Project), enter into, modify or renew any Contract with respect to the Purchased Assets that cannot be terminated by Seller (or Buyer, as assignee) on ninety (90) days' or less notice without termination payment, liquidated damages, or penalty and involving total consideration throughout its term in excess of $500,000 individually or $3,000,000 in the aggregate for all such Contracts;

(iii)            sell, transfer, remove, assign, convey, distribute or otherwise dispose of any Purchased Asset, or use any Purchased Asset other than in the ordinary course of business;

(iv)            sell, transfer, assign or convey the emissions allowances or emission reduction credits set forth on Schedule 3.15(f) or any emissions allowances or emission reduction credits allocated to Seller in respect of the Project after the date hereof; provided, that nothing in this clause (iv) shall restrict the use after the date hereof by Seller of any emissions allowances or emission reduction credits in the ordinary course of business as necessary for compliance for the Project;

(v)             liquidate, dissolve, recapitalize, reorganize or otherwise wind up its business or operations;

(vi)            make any new, or change any existing, election with respect to Taxes, or settle any Tax liability, in each case, to the extent it would reasonably be expected to materially and adversely affect Buyer after the Closing;

(vii)           fail to discharge any material liability of Seller in respect of the Purchased Assets or the Business or fail to make any material payment of Seller in respect of the Purchased Assets or the Business as it comes due, except in connection with a reasonable good faith dispute and for which adequate reserves have been established in accordance with GAAP;

(viii)          amend, modify, terminate (excluding any expiration in accordance with its terms) or grant any waiver with respect to any Assigned Contract, except for amendments, modifications or waivers that (A) extend the terms of the applicable Assigned Contracts beyond the Closing Date as specified in Section 5.3(a) and Section 10.4(c), (B) are not material, (C) may be necessary to separate the Excluded Assets from the Purchased Assets, or (D) are needed in order to operate the Business in accordance with Prudent Engineering and Operating Practices;

(ix)            amend, modify, terminate (excluding any expiration in accordance with its terms), grant any waiver, or waive any right with respect to any Permit;

(x)             compromise or settle any material Claim that is reasonably likely to adversely affect any Purchased Assets or Assumed Liabilities on or after the Closing Date; or

(xi)            agree or commit to do any of the foregoing.

Notwithstanding the foregoing or anything in this Agreement to the contrary, (x) Seller may take (or not take, as the case may be) any of the actions described in this Section 5.3 if reasonably necessary to address emergency circumstances or as required pursuant to applicable Law; provided, that Seller shall provide notice to Buyer of such actions as promptly as practicable thereafter and (y) Seller shall take all actions reasonably necessary to cancel or otherwise terminate the Reactive Tariff at or prior to the Closing.

Section 5.4.     MISO Interconnection and Capacity.

(a)            The covenant described in this Section 5.4(a) is the "Interconnection and Capacity Requirement" and shall be completed at Seller's sole cost and expense; provided, that in no event shall Seller be required to incur any out-of-pocket fees, costs and/or expenses in connection with satisfying the Interconnection and Capacity Requirement that (when combined with out-of-pocket fees, costs and/or expenses borne by USPG in connection with the PJM TSA Services under Section 5.24) exceed the Interconnection Cap. During the Interim Period Seller shall establish a MISO Interconnection Queue Position and use commercially reasonable efforts to pursue entry into MISO's standard form of generator interconnection agreement (with relevant technical changes to reflect the Purchased Assets) for the Project to be interconnected into MISO within Local Resource Zone 7 and claim all credits or other benefits related to capacity, energy, reactive power, ancillary services or other attributes recognized by MISO that the Project is currently capable of providing (the "MISO GIA"). As part of meeting the Interconnection and Capacity Requirement, during the Interim Period, Seller shall (i) keep Buyer reasonably informed as to the process, (ii) provide Buyer with an opportunity to participate in calls with MISO and/or PJM (to the extent reasonably practicable and permitted by MISO and/or PJM), and (iii) provide Buyer with a reasonable opportunity to review and comment on any material documentation to be submitted by Seller to MISO and/or PJM. In the event that the Closing will occur prior to execution of the MISO GIA, the Parties shall, in coordination with each other, cause the MISO Interconnection Queue Position to be transferred into Buyer's name.

(b)            The Parties shall reasonably coordinate and undertake all commercially reasonable efforts necessary, proper or advisable, and proceed diligently and in good faith, as promptly as practicable, to timely complete the MISO GIA or enter into a reasonably acceptable External Resource Transaction with respect to the entire Project by the deadline stated in Section 6.8.

(c)            If the out-of-pocket fees, costs and/or expenses incurred by or on behalf of Seller in connection with satisfying the Interconnection and Capacity Requirement, when combined with out-of-pocket fees, costs and/or expenses borne by USPG in connection with providing the PJM TSA Services under Section 5.24, are projected to reach or actually reach the Interconnection Cap, then Buyer and Seller will diligently and in good faith negotiate to seek a mutually-agreeable equitable sharing of such excess fees, costs and/or expenses. If such excess fees, costs and/or expenses exceed twelve million dollars ($12,000,000), Buyer may terminate this Agreement on ten (10) Business Days' written notice to Seller.

Section 5.5.     [Intentionally Omitted.]

Section 5.6.     [Intentionally Omitted.]

Section 5.7.     Liens. Notwithstanding anything in this Agreement to the contrary, prior to or at the Closing, Seller shall (a) cause any and all (x) Liens upon or in respect of the Purchased Assets that secure any Indebtedness of Seller and (y) any and all monetary Liens (other than Permitted Liens) in respect of the Purchased Assets (excluding the Property) that are otherwise in the public record, in each case to be released such that Buyer shall acquire the Purchased Assets free of any such Liens, and (b) as with respect to Liens (other than Permitted Liens) upon or in respect of the Purchased Assets that secure any Indebtedness of Seller, obtain a payoff letter whereby, among other standard provisions, all lenders with respect to the Indebtedness (i) acknowledge and confirm that the Indebtedness has been paid in full and that such Liens have been released, (ii) authorize the filing of necessary termination statements and recording of releases, and (iii) are required to take further actions as are reasonably requested by Seller to evidence the payoff and release of such Liens. For purposes of this Section 5.7, references to "Permitted Liens" shall be deemed not to include Liens described in clause (e) of the definition of Permitted Liens.

Section 5.8.     Insurance. During the Interim Period, Seller shall maintain or cause to be maintained in full force and effect the material insurance policies covering the Purchased Assets or shall replace them with reasonably comparable policies to the extent available on commercially reasonable terms. During the Interim Period, Seller shall timely make all claims under such insurance policies for any Losses incurred by Seller or affecting the Project or the other Purchased Assets. All such insurance coverage shall be terminated as of the Closing and following such termination, such insurance policies will exclude coverage of the Purchased Assets. Any and all returned premiums in respect of any replaced or substitute insurance coverage shall be for Seller's account and, if any such premium is received by Buyer or its Affiliates, shall be paid by wire transfer of immediately available funds to such account as Seller shall specify in writing to Buyer. Without limiting the rights of Buyer set forth elsewhere in this Agreement, for a period of one (1) year after the Closing Date, if any Claims may reasonably be made that relate to the Purchased Assets and such Claims arise out of or relate to an event occurring prior to the replacement or substitution of such insurance policy pursuant to this Section 5.8 (to the extent it would be clear to a reasonable person that the event occurred prior to such time), and such Claims may be made against third-party insurance policies retained by Seller or its Affiliates, then Seller (on behalf of itself and its Affiliates) shall, at Buyer's request, use its commercially reasonable efforts to (after the Closing Date) file and otherwise continue to pursue such Claims and recover proceeds under the terms of such policies (but only to the extent the terms and conditions of such policies reasonably would provide coverage for such Claims), and, subject to all of the foregoing, Seller (on behalf of itself and its Affiliates) agrees to otherwise reasonably cooperate with Buyer or its Affiliates to make the benefits of any such third-party insurance policies available to Buyer or its Affiliates in accordance with and subject to the terms hereof; provided, that (a) all reasonable, out-of-pocket costs and expenses of Seller and its Affiliates incurred in connection with assisting in filing or pursuing a Claim shall be paid by Buyer and (b) Seller and its Affiliates will not bear any liability for the failure of an insurance carrier to pay any Claim under any such insurance policy.

Section 5.9.     Transfer Taxes; Property Taxes.

(a)            Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, each of Seller and Buyer shall pay 50% of any Transfer Taxes imposed on Buyer or Seller by Law as a result of the transactions hereunder. Seller shall prepare and file all Tax returns required to be filed to report such Transfer Taxes.

(b)            Property Taxes.

(i)            The following items shall be apportioned between Seller and Buyer on the basis that Buyer owns the Property at 12:01 a.m. on the Closing Date:

a.             Ad valorem Property Taxes shall be prorated as follows: the Parties will calculate the prorated Property Taxes for any Straddle Taxable Period based upon both the "due date" method and the "calendar year" method, pursuant to the methodologies stated in Exhibit 5.9(b). The tax proration between Buyer and Seller at the Closing will be the sum of the following: (1) 66.67% of the amount of taxes determined to be due or owing between Buyer and Seller applying the "due date" method and (2) 33.33% of the amount of taxes determined to be due or owing between Buyer and Seller applying the "calendar year" method. In the event of a conflict between Exhibit 5.9(b) and this Section 5.9(b)(i)a., Exhibit 5.9(b) shall control.

b.            Any special assessments (or installments thereof) with respect to the Purchased Assets which become due and payable before the Closing Date shall be paid by Seller. Any special assessments (or installments thereof) with respect to the Purchased Assets which become due and payable on or after the Closing Date shall be paid by Buyer.

(ii)             After the Closing Date, with respect to Property Taxes on the Purchased Assets for a Straddle Taxable Period, Buyer shall have the right to participate (at its own expense) in the appeal, settlement or compromise of any proceeding to determine the value of the Project for purposes of Property Taxes. Seller shall take such action in connection with any such proceeding as Buyer shall reasonably request from time to time to implement the preceding sentence.

(iii)            During the Interim Period, Seller shall take appropriate action to ensure the continuation of existing Project Property Tax incentives, exemptions and abatements, including air and water pollution control tax exemption certificates, industrial facility tax abatements, payment in lieu of taxes or renaissance zones. Further, after the Closing Date Seller shall participate and take appropriate actions to transfer ownership or registration of such incentives, abatements or exemptions to Buyer.

Section 5.10.     Books and Records. Seller shall deliver the Books and Records to Buyer as promptly as practicable following the Closing Date if such Books and Records are not provided to Buyer on the Closing Date or are not otherwise located at the Property (it being agreed that Seller may retain a copy thereof).

Section 5.11.     Tax Matters.

(a)            After the Closing Date, with respect to any Tax for which Seller is responsible pursuant to Section 5.9(b), Seller shall have the right, at its sole cost and expense, to control (in the case of a Pre-Closing Taxable Period) or participate in (in the case of a Straddle Taxable Period) the prosecution, settlement or compromise of any proceeding involving such Tax. Buyer shall take such action in connection with any such proceeding as Seller shall reasonably request from time to time to implement the preceding sentence, including the selection of counsel and experts and the execution of powers of attorney. Notwithstanding the foregoing, Buyer shall be entitled to participate (at its own expense) in any such proceeding involving a Pre-Closing Taxable Period, and Seller shall not settle any such proceeding with respect to any issue that could materially and adversely affect Buyer in a taxable period (or portion thereof) beginning after the Closing Date without Buyer's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall not settle any such proceeding involving a Straddle Taxable Period without Seller's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall give written notice to Seller of its receipt of any notice of any audit, examination, claim or assessment for any Tax for which Seller is responsible pursuant to Section 5.9(b) within twenty (20) days after its receipt of such notice; failure to give any such written notice within such twenty (20)-day period shall limit Seller's indemnification obligation pursuant to this Agreement to the extent Seller is actually prejudiced by such failure.

(b)            Seller shall grant to Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to the Purchased Assets within the possession or control of Seller (including workpapers and correspondence with Taxing Authorities), and shall afford Buyer (or its designees) the right (at Buyer's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. Buyer shall grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Purchased Assets for Pre-Closing Taxable Periods or Straddle Taxable Periods within the possession of Buyer (including workpapers and correspondence with Taxing Authorities) and to any employees of Buyer, and shall afford Seller (or its designees) the right (at Seller's expense) to take extracts therefrom and to make copies thereof, in each case to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. After the Closing Date, Seller and Buyer will preserve all information, records or documents in their respective possessions relating to liabilities for Taxes in respect of the Purchased Assets for Pre-Closing Taxable Periods or Straddle Taxable Periods until the later of (i) seven (7) years or (ii) six (6) months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes; provided, that neither Party shall dispose of any of the foregoing items without first offering such items to the other Party.

(c)            If after the Closing Buyer receives a refund or utilizes a credit of any Property Tax in respect of the Purchased Assets attributable to a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending on the Closing Date, Buyer shall pay to Seller within twenty (20) Business Days after such receipt or utilization an amount equal to such refund received or credit utilized, together with any interest received or credited thereon net of any out-of-pocket costs associated therewith.

(d)            To the extent that the provisions of Section 9.6 are inconsistent with or conflict with the provisions of Section 5.9(b) and this Section 5.11, the provisions of Section 5.9(b) and this Section 5.11 shall control.

Section 5.12.     Casualty. If any Purchased Asset is damaged or destroyed by fire, storm, explosion or other casualty loss during the Interim Period (such loss, a "Casualty Loss"), Seller will promptly notify Buyer of the same, and the sum of (a) the cost of restoring such damaged or destroyed Purchased Asset to a condition reasonably comparable to its prior condition plus (b) the amount of any lost profits reasonably expected to accrue after the Closing as a result of such Casualty Loss (net of and after giving effect to any insurance proceeds available to Seller for such restoration and lost profits ("Casualty Insurance Proceeds")) (such costs and lost profits, as estimated by an independent qualified firm selected by Buyer and reasonably acceptable to Seller acting in good faith, the "Restoration Cost") is greater than 0.875% of the Base Purchase Price but does not exceed 15% of the Base Purchase Price, Seller may elect, by delivery of written notice to Buyer, to (i) restore, repair or replace the damaged Purchased Assets, or (ii) reduce the amount of the Purchase Price by the Restoration Cost, and (A) such Casualty Loss shall not affect the Closing and (B) if Seller elects the option under clause (ii) immediately above, Buyer shall be entitled to receive (and Seller will use commercially reasonable efforts to obtain, and shall pay over to Buyer) all Casualty Insurance Proceeds (net of any out-of-pocket expenses incurred by Seller in pursuing such Insurance Proceeds), such Casualty Insurance Proceeds to be excluded from the calculation of the Closing Date Net Working Capital. If Seller does not make any such election within ninety (90) days after the date of such Casualty Loss, Buyer may elect to terminate this Agreement, provided that Buyer first gives Seller written notice of termination after the end of such ninety (90)-day period and Seller does not make such an election within ten (10) Business Days after its receipt of such notice from Buyer. If Seller elects to restore, repair or replace the damaged Purchased Assets, Seller will complete or cause to be completed, using commercially reasonable efforts, the repair, replacement or restoration of such Purchased Assets in accordance with Prudent Engineering and Operating Practices prior to the Closing, and the Closing Date shall be postponed for the amount of time reasonably necessary to complete the restoration, repair or replacement of such Purchased Assets as reasonably agreed between Buyer and Seller (provided, that such postponement shall not extend beyond the date that is ninety (90) days following the Outside Date unless otherwise consented to by Buyer in writing in advance). If Seller does not complete the restoration, repair or replacement of the damaged Purchased Assets prior to the date that is ninety (90) days following the Outside Date (as such date may be extended with Buyer's consent), Buyer may upon ten (10) Business Days' prior written notice terminate this Agreement. If the Restoration Cost is in excess of 15% of the Base Purchase Price then either Seller or Buyer may, by delivery of written notice to the other Party within ninety (90) days after the date of such Casualty Loss, terminate this Agreement; provided, that if neither Party so terminates this Agreement then all of the provisions above shall apply as if the Restoration Costs were less than 15% (i.e., Seller elects to restore, repair or replace the damage or reduce the Purchase Price, etc.). If the Restoration Cost does not exceed 0.875% of the Base Purchase Price, (x) there shall be no reduction in the amount of the Purchase Price, (y) Buyer shall not have the right or option to terminate this Agreement pursuant to this Section 5.12, and (z) Buyer shall be entitled to receive (and Seller will use commercially reasonable efforts to obtain, and shall pay over to Buyer) all Casualty Insurance Proceeds (net of any out-of-pocket expenses incurred by Seller in pursuing such proceeds), such Casualty Insurance Proceeds to be excluded from the calculation of the Closing Date Net Working Capital.

Section 5.13.     Condemnation. If any Purchased Asset is taken by condemnation (a "Condemnation") during the Interim Period, Seller will promptly notify Buyer of the same, and the sum of (a) a condemnation value, as determined under applicable Law, plus (b) to the extent not included in the preceding clause (a), the amount of reduction or loss in value to the Project and any lost profits reasonably expected to accrue after the Closing as a result of such condemnation (net of and after giving effect to any condemnation award) (such compensation, plus reduction or loss in value and lost profits (as such value and profits are estimated by an independent qualified firm selected by Buyer and reasonably acceptable to Seller acting in good faith) collectively, the "Condemnation Value'')) is greater than 0.875% of the Base Purchase Price but not in excess of 15% of the Base Purchase Price, Seller may elect, by delivery of written notice to Buyer, to (i) replace each condemned Purchased Asset with Purchased Assets that restore the Project and the value thereof to its pre-Condemnation condition, or (ii) reduce the Purchase Price by such Condemnation Value, and (A) such Condemnation shall not affect the Closing and (B) if Seller elects the option under clause (ii) immediately above, Buyer shall be entitled to receive (and Seller will use commercially reasonable efforts to obtain, and shall pay over to Buyer) the compensation referred to in clause (a) (net of any out-of-pocket expenses incurred by Seller in pursuing such compensation), such compensation to be excluded from the calculation of the Closing Date Net Working Capital. If Seller does not make any election within ninety (90) days after the date of such Condemnation, Buyer may elect to terminate this Agreement, provided that Buyer first gives Seller written notice of termination after the end of such ninety (90)-day period and Seller does not make such election within ten (10) Business Days after its receipt of such termination notice from Buyer. If Seller elects to replace each condemned Purchased Asset, Seller will complete or cause to be completed, using commercially reasonable efforts, the replacement of each such Purchased Asset in accordance with Prudent Engineering and Operating Practices prior to the Closing, and the Closing Date shall be postponed for the amount of time reasonably necessary to complete the replacement of each such Purchased Asset as reasonably agreed between Buyer and Seller (provided, that such postponement shall not extend beyond the date that is ninety (90) days following the Outside Date unless otherwise consented to by Buyer in writing in advance). If Seller does not complete the replacement of each condemned Purchased Asset prior to the date that is ninety (90) days following the Outside Date (as such date may be extended with Buyer's consent), Buyer may upon ten (10) Business Days' prior written notice terminate this Agreement. If the Condemnation Value is in excess of 15% of the Base Purchase Price, then either Buyer or Seller may, by delivery of written notice to the other Party within ninety (90) days after the date of such Condemnation, terminate this Agreement; provided, that if neither Party so terminates this Agreement then all of the provisions above shall apply as if the Condemnation Value was less than 15% (i.e., Seller elects to replace the condemned Purchased Asset or reduce the Purchase Price, etc.). If the Condemnation Value is not in excess of 0.875% of the Base Purchase Price, (x) there shall be no reduction in the amount of the Purchase Price, (y) Buyer shall not have the right or option to terminate this Agreement pursuant to this Section 5.13, and (z) Buyer shall be entitled to receive (and Seller will use commercially reasonable efforts to obtain, and shall pay over to Buyer) the compensation referred to in clause (a) (net of any out-of-pocket expenses incurred by Seller in pursuing such compensation), such compensation to be excluded from the calculation of the Closing Date Net Working Capital.

Section 5.14.     Confidentiality.

(a)            Any information or materials furnished by Seller to Buyer or Buyer to Seller on and after the date of this Agreement shall be subject to the Confidentiality Agreement; provided, that Buyer shall not have any obligation to maintain the confidentiality of any information with respect to the Purchased Assets, the Project, the Business or any other information transferred to Buyer under this Agreement from and after the Closing. In the event of any conflict between this Agreement and the Confidentiality Agreement, this Agreement shall prevail.

(b)            Notwithstanding the above and anything in the Confidentiality Agreement to the contrary, Buyer or Seller may provide confidential information to any Governmental Authority with jurisdiction as necessary to comply with the terms of this Agreement.

Section 5.15.     Public Announcements. Unless required by applicable Law, court or regulatory process, or by the rules of a national securities exchange to make such disclosure, neither Party nor any of its Affiliates shall make any public announcement of this Agreement or the transactions contemplated hereby or otherwise communicate with any third parties or news media in respect of this Agreement or the transactions contemplated hereby unless such Party first consults with the non-disclosing Party regarding such announcement or communication. Seller and Buyer shall not (and shall cause each of their respective Affiliates not to) make any public announcement concerning the other Party or its Affiliates, or their respective business, financial condition or results of operations, without the prior written consent of such Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) Seller, on the one hand, and Buyer, on the other hand, may confirm information previously made public in compliance with this Agreement; (b) this Section 5.15 shall not apply to prohibit the disclosure of any information and materials to the extent that such disclosure is necessary to support a Party's efforts to obtain or maintain any one or more of the Buyer Approvals or Seller Approvals; and (c) nothing contained in this Agreement restricts or prevents the ability of Seller or Buyer from answering analyst and investor questions relating to this Agreement or the transactions contemplated hereby in connection with analyst, investor or earnings presentations.

Section 5.16.     Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party's request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

Section 5.17.     Monthly Operating Report; Subsequent Budget. During the Interim Period, Seller will (a), promptly after its preparation, and in no event later than fifteen (15) Business Days after the end of each calendar month, provide Buyer with the monthly operating report with respect to the Project in the form attached as Exhibit 5.17 and (b) as promptly as practicable after the adoption thereof, provide Buyer with a copy of each Subsequent Budget.

Section 5.18.     Guaranty of Seller's Obligations. At the Closing, Seller will cause Seller Parent to execute and deliver to Buyer a guaranty in the form set forth in Exhibit 5.18 (the "Seller Parent Guaranty Agreement").

Section 5.19.     Financial Statements. During the Interim Period, Seller shall deliver to Buyer true and correct copies of (a) audited Financial Statements of Seller, prepared in accordance with GAAP, no later than one hundred twenty (120) days after each year end, and (b) unaudited Financial Statements of Seller, prepared in accordance with GAAP, no later than sixty (60) days after each quarter end (excluding the fourth quarter) (collectively, the "Updated Seller Financial Statements"). During the Interim Period, Seller shall deliver to Buyer true and correct copies of (i) audited Financial Statements of Seller Parent, prepared in accordance with GAAP, no later than one hundred twenty (120) days after each year end, and (ii) unaudited Financial Statements of Seller Parent, prepared in accordance with GAAP, no later than sixty (60) days after each quarter end (excluding the fourth quarter) (collectively, the "Updated Seller Parent Financial Statements").

Section 5.20.     Copy of Precedent Agreement. During the Interim Period, Seller will use commercially reasonable efforts to locate and provide to Buyer a copy of that certain Precedent Agreement, dated October 30, 2000 as referred to in that Interconnection and Operating Agreement between ANR Pipeline Company and Seller (as assignee of Covert Generating Company, LLC), dated October 30, 2000, as amended by the First Amendment to Interconnection and Operating Agreement dated as of February 5, 2002, including contacting ANR Pipeline Company for a copy.

Section 5.21.     No Solicitation of Other Bids.

(a)            Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives (acting on Seller's behalf) to, directly or indirectly, (i) provide any material non-public information to any Person concerning a possible Acquisition Proposal; or (ii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any material portion of the Business, the Project, the Purchased Assets or the equity interests of Seller, but does not include any inquiry, proposal or offer with respect to the sale of electricity, capacity or ancillary services by Seller.

(b)            In addition to the other obligations under this Section 5.21, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, and the identity of the Person making the same.

(c)            Seller agrees that the rights and remedies for noncompliance with this Section 5.21 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.22.     Consents Not Obtained at Closing.

(a)            Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 5.22, if (i) at the Closing the sale, assignment, transfer, conveyance or delivery to Buyer of any Purchased Asset requires the consent, authorization, approval or waiver of a Person who is not a Party or an Affiliate of a Party (including any Governmental Authority) that has not been obtained, (ii) each Party has complied in all material respects with its obligations under Section 5.1 with respect to such consent, authorization, approval or waiver, and (iii) the Parties have each waived in writing the applicable conditions in ARTICLES VI and VII, as applicable, as with respect to such consent, authorization, approval or waiver, then (A) this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof, and (B) following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver; provided, however, that neither Party shall be required to pay any consideration therefor. Once such consent, authorization, approval, or waiver is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval or waiver relates for no additional consideration. Applicable Transfer Taxes imposed by any Governmental Authority in connection with such sale, assignment, transfer, conveyance or license shall be borne equally between the Parties in accordance with Section 5.9.

(b)            Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 5.22, if (i) at the Closing the sale, assignment, transfer, conveyance or delivery to Buyer of any Purchased Asset requires the consent, authorization, approval or waiver of a Person who is not a Party or an Affiliate of a Party (including any Governmental Authority) that has not been obtained, (ii) each Party has complied in all material respects with its obligations under Section 5.1 with respect to such consent, authorization, approval or waiver, and (iii) the Parties have each waived in writing the applicable conditions in ARTICLES VI and VII, as applicable, as with respect to such consent, authorization, approval or waiver, then, pending receipt, if at all, of any consent, authorization, approval or waiver as described in Section 5.22(a), following the Closing, Buyer and Seller shall use commercially reasonable efforts to enter into such mutually-agreeable arrangements (such as subleasing, sublicensing or subcontracting) to provide to the Parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset (and applicable Assumed Liability pertaining thereto) to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto.

(c)            Notwithstanding anything herein to the contrary, the provisions of this Section 5.22 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law.

Section 5.23.     Pre-Closing Title Policy.

(a)            Initial Title Cure Period. Within six (6) months following the date of this Agreement, Buyer shall obtain the Signing Survey and the Signing Title Commitment and shall provide a written notice ("Initial Objection Notice") to Seller of any matters (other than Permitted Liens) objectionable to Buyer, as determined in its discretion (such matters, "Objections"). Buyer shall be deemed to have accepted all defects and exceptions disclosed by the Signing Survey and Signing Title Commitment, in each case to which Buyer does not object in a timely Initial Objection Notice. Upon receipt of a timely Initial Objection Notice, Seller shall, within three (3) months (or as otherwise extended in Buyer's sole discretion) following the date of receipt of an Initial Objection Notice (the "Initial Cure Period"), send a written notice to Buyer of its election not to cure any Objection which is the subject of an Initial Objection Notice (the "Initial Objection Response") by the expiry of the Secondary Cure Period (defined below); provided, that Seller shall be obligated to cure any Objection which is the subject of an Initial Objection Notice that (i) is created by, through, or under Seller and is not otherwise permitted by this Agreement or approved by Buyer in writing or (ii) can be removed by the payment of a liquidated sum of money; provided, that in no event shall Seller be obligated under clause (ii) immediately above to pay an amount in excess of one million dollars ($1,000,000) in the aggregate as to all such Objections (including any Objections pursuant to clause (ii) of Section 5.23(b)). Seller may cure any item included in an Initial Objection Notice by delivering to the Title Company such affidavits and certificates as may be required by the Title Company to induce the Title Insurer to omit such lien and/or encumbrance as an exception to title or causing the Title Company to insure against collection of the same out of the Property to Buyer's reasonable satisfaction. Except for Objections that must be cured by Seller under clauses (i) or (ii) immediately above, if Seller provides an Initial Objection Response, then Buyer, as its sole and exclusive remedy for Seller's election not to cure the Objections that are the subject of the Initial Objection Response, shall have the option of terminating this Agreement within sixty (60) days of receipt of the Initial Objection Response or Buyer may waive such Objection(s) and accept such title as such Seller is able to convey without any reduction to the Purchase Price. If no such termination notice is timely received by Seller hereunder, Buyer shall be deemed to have waived all such Objections. Notwithstanding anything in this Agreement to the contrary, Buyer shall have no obligation to provide an Initial Objection Notice with respect to any Liens described in clause (e) of the definition of Permitted Liens, and no such Liens will be deemed to be accepted by Buyer or become Permitted Liens under any circumstance unless expressly agreed to in writing by Buyer in Buyer's sole discretion.

(b)            Secondary Title Cure Period. On or prior to four (4) months prior to the anticipated Closing Date (but in any event not more than six (6) months prior to the anticipated Closing Date), Buyer shall obtain the Updated Survey and an updated owner's title commitment or pro forma title policy with respect to the Property (the "Updated Title Commitment"), issued by the Title Company, which Updated Title Commitment shall contain a commitment of the Title Company to issue the Title Policy. To the extent that the Updated Survey or Updated Title Commitment, or any additional updates thereto, shows any change (other than a change that would constitute a Permitted Lien other than under clause (c) of the definition thereof) to the Existing Survey, the Existing Title Insurance Policy, the Signing Title Commitment or the Signing Survey, or previous version of the Updated Survey or Updated Title Commitment, Buyer may identify such change to which it objects as new Objections in an updated notice ("Updated Objection Notice") to Seller within thirty (30) days of Buyer's receipt of the last of the Updated Survey and the Updated Title Commitment (and copies of all documents referenced therein), or any additional updates thereto; provided, that in no event shall such Updated Objection Notice be delivered less than sixty (60) days prior to the anticipated Closing Date. Upon receipt of a timely Updated Objection Notice, Seller shall, within sixty (60) days following the date of receipt of an Updated Objection Notice (the "Secondary Cure Period"), send a written notice to Buyer of its election not to cure any Objection which is the subject of an Updated Objection Notice (the "Updated Objection Response") by the expiry of the Secondary Cure Period; provided, that, Seller shall be obligated to cure any Objection which is the subject of an Updated Objection Notice that (i) is created by, through, or under Seller and is not otherwise permitted by this Agreement or approved by Buyer in writing or (ii) can be removed by the payment of a liquidated sum of money; provided, that in no event shall Seller be obligated under clause (ii) immediately above to pay an amount in excess of one million dollars ($1,000,000) in the aggregate as to all such Objections (including any Objections pursuant to clause (ii) of Section 5.23(a)). Seller may cure any item included in an Updated Objection Notice by delivering to the Title Company such affidavits and certificates as may be required by the Title Company to induce the Title Insurer to omit such lien and/or encumbrance as an exception to title or causing the Title Company to insure against collection of the same out of the Property to Buyer's reasonable satisfaction. Except for Objections that must be cured by Seller under clauses (i) or (ii) immediately above (or under clauses (i) or (ii) in Section 5.23(a) that were the subject of an Initial Objection Notice and remain uncured), if either (x) Seller provides an Updated Objection Response or (y) Seller fails to cure any such Objection raised in an Initial Objection Notice (if Seller has not provided an Initial Objection Response) or an Updated Objection Notice (if Seller has not provided an Updated Objection Response) by the expiry of the Secondary Cure Period, then in either such case, Buyer, as its sole and exclusive remedy for Seller's failure or election not to cure such Objections set forth in clauses (x) or (y) immediately above, shall have the option of terminating this Agreement within sixty (60) days of the expiry of the Secondary Cure Period or Buyer may waive such Objection and accept such title as such Seller is able to convey without any reduction to the Purchase Price. If no such termination notice is timely received by Seller hereunder, Buyer shall be deemed to have waived all such Objections. Notwithstanding anything in this Agreement to the contrary, Buyer shall have no obligation to provide an Updated Objection Notice with respect to any Liens described in clause (e) of the definition of Permitted Liens, and no such Liens will be deemed to be accepted by Buyer or become Permitted Liens under any circumstance unless expressly agreed to in writing by Buyer in Buyer's sole discretion.

(c)            Seller shall use commercially reasonable efforts to cooperate with Buyer in connection with Buyer's efforts to obtain the Signing Survey and any Updated Survey.

(d)            The costs and expenses of the Signing Title Commitment, the Signing Survey, any Updated Title Commitment, the Title Policy, and any Updated Survey shall be borne by Buyer, whether or not the transactions contemplated under this Agreement are consummated. All costs and expenses incurred by Seller in response to any Initial Objection Notice or Updated Objection Notice, including any action taken to cure any Objection, if any, shall be borne by Seller.

Section 5.24.     Transition Services Agreement. Commencing promptly after the date of this Agreement, the Parties shall in good faith negotiate a transition services agreement between USPG and Buyer (in form and substance reasonably satisfactory to Buyer and Seller) pursuant to which USPG will provide mutually-agreeable transition services (including such services as are necessary to transition operations, maintenance and ongoing activities at the Project) to Buyer following the Closing (the "Transition Services Agreement"). The Parties shall use commercially reasonable efforts to cause the Transition Services Agreement to be finalized by no later than September 30, 2021, and if the same does not occur by such date then all remaining open issues will be submitted to the Parties' respective senior officers to seek prompt resolution thereof. The Parties agree that the Transition Services Agreement will, without limitation, contain provisions whereby if pursuant to Section 6.8 an External Resource Transaction is completed for purposes of the Closing, then the services to be provided to Buyer under the Transition Services Agreement will include (a) reasonable PJM market participant services (the "PJM TSA Services") at no cost to Buyer; provided, that in no event shall Seller be required to incur any out-of-pocket fees, costs and/or expenses in connection with providing the PJM TSA Services that (when combined with out-of-pocket fees, costs and/or expenses borne by Seller in connection with the satisfying the Interconnection and Capacity Requirement) exceed the Interconnection Cap, and (b) reasonable support services in connection with Buyer's efforts to obtain firm transmission to MISO and completion of the MISO GIA as soon as possible after the Closing (including participating in calls with MISO). The Transition Services Agreement will also contain provisions to address any issues with Buyer not being able to formally add new employees during the months of December or January due to systems updates.

Article VI.

BUYER'S CONDITIONS TO CLOSING

The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer):

Section 6.1.      Representations and Warranties.

(a)            (i) Other than the representation and warranty set forth in Section 3.9(b), all representations and warranties made by Seller set forth in ARTICLE III (disregarding, for purposes of this Section 6.1(a)(i) only, any "material", "Material Adverse Effect" or other similar qualifications set forth in any such representations and warranties), as updated pursuant to Section 10.4(b), shall be true and accurate in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties which are as of a specific date, which shall be true and accurate as of such date); and (ii) the representation and warranty set forth in Section 3.9(b) shall be true and correct in all respects as of the Closing Date.

(b)            Between the date hereof and the Closing Date, there shall have been no Material Adverse Effect.

Section 6.2.      Performance. Seller shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by Seller at or before the Closing.

Section 6.3.      Officer's Certificate. Seller shall have delivered to Buyer at the Closing a certificate of an officer of Seller, dated as of the Closing Date, affirming and certifying the matters set forth in Section 6.1 and Section 6.2.

Section 6.4.      Orders and Laws. There shall be no effective injunction, writ or restraining order or any order of any nature issued by a Governmental Authority of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement and no proceeding or lawsuit shall have been commenced by any Governmental Authority which may result in any such injunction, writ or restraining order or to otherwise prohibit or make illegal the consummation of the transactions contemplated by this Agreement.

Section 6.5.      Consents and Approvals. All Seller Consents shall have been obtained and shall be in full force and effect. The Buyer Approvals and the Seller Approvals shall have been duly obtained, made or given (each on terms that are not reasonably expected, individually or in the aggregate, to impose a Burdensome Condition) and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred. In addition, the waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated hereunder required pursuant to the provisions of the HSR Act shall have expired or been terminated.

Section 6.6.      Release of Liens. Seller shall have delivered to Buyer evidence, reasonably satisfactory to Buyer, of Seller's compliance with Section 5.7.

Section 6.7.      Title Insurance. Buyer shall have received the Title Policy from the Title Company.

Section 6.8.      MISO Interconnection. The MISO interconnection process shall have been completed by the execution by all of the parties thereto of the MISO GIA upon completion of MISO's Definitive Planning Phase process. However, if the MISO GIA is not completed and fully executed by the time all other conditions to the Closing have been satisfied or waived, then in lieu of the foregoing condition, the following condition precedents will apply: (a) completion by no later than May 15, 2023 of an External Resource Transaction with respect to the entire Project that is reasonably acceptable to Buyer and sufficient to provide the MISO-recognized attributes the Project is able to deliver as of June 1, 2023, and (b) transfer of the MISO Interconnection Queue Position into Buyer's name at or before the Closing.

Section 6.9.      Closing Deliverables. Seller shall have delivered, or caused to be delivered, the agreements, instruments, and other documents required to be delivered pursuant to Section 2.6.

Section 6.10.     Permits. The Permits set forth on Schedule 3.14(a) shall have been transferred or reissued to Buyer in a form reasonably satisfactory to Buyer and shall be in full force and effect, final and non-appealable.

Article VII.

SELLER'S CONDITIONS TO CLOSING

The obligation of Seller to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Seller):

Section 7.1.     Representations and Warranties. The representations and warranties made by Buyer in ARTICLE IV (disregarding, for purposes of this Section 7.1(a) only, any "material", "Material Adverse Effect" or other similar qualifications set forth in any such representations and warranties) shall be true and accurate in all material respects on and as of the Closing Date as though made on and as of the Closing Date, except for representations and warranties which are as of a specific date, in which event they shall be true and accurate as of such date.

Section 7.2.     Performance. Buyer shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

Section 7.3.     Officer's Certificate. Buyer shall have delivered to Seller at the Closing a certificate of an officer of Buyer, dated as of the Closing Date, affirming and certifying the matters set forth in Section 7.1 and Section 7.2.

Section 7.4.     Orders and Laws. There shall be no effective injunction, writ or restraining order or any order of any nature issued by a Governmental Authority of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement and no proceeding or lawsuit shall have been commenced by any Governmental Authority which may result in any such injunction, writ or restraining order or to otherwise prohibit or make illegal the consummation of the transactions contemplated by this Agreement.

Section 7.5.     Consents and Approvals. The Seller Approvals and the Buyer Approvals shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred. In addition, the waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated hereunder required pursuant to the provisions of the HSR Act shall have expired or been terminated.

Section 7.6.     Closing Deliverables. Buyer shall have delivered, or caused to be delivered, the agreements, instruments, and other documents required to be delivered pursuant to Section 2.7.

Article VIII.

TERMINATION

Section 8.1.     Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time before the Closing as follows:

(a)            by Seller, by written notice to Buyer, if Buyer has breached any representation, warranty, covenant, agreement or obligation in this Agreement that would give rise to the failure of any of the conditions set forth in Article VII and such breach has not been cured within thirty (30) days following written notification thereof; provided, however, that if, at the end of such thirty (30)-day period, Buyer is endeavoring in good faith, and proceeding diligently, to cure such breach, Buyer shall have an additional thirty (30) days in which to effect such cure provided, further, that Seller is not then in material breach of, or material default under, this Agreement;

(b)            by Buyer, by written notice to Seller, if Seller has breached any representation, warranty, covenant, agreement or obligation in this Agreement that would give rise to the failure of any of the conditions set forth in Article VI and such breach has not been cured within thirty (30) days following written notification thereof; provided, however, that if, at the end of such thirty (30)-day period, Seller is endeavoring in good faith, and proceeding diligently, to cure such breach, Seller shall have an additional thirty (30) days in which to effect such cure; provided, further, that Buyer is not then in material breach of, or material default under, this Agreement;

(c)            by Buyer or Seller, by notice to the other, if the Closing has not occurred on or before September 30, 2023 (the "Outside Date") or such later date as Buyer and Seller may agree in writing; provided, that Buyer cannot terminate under this provision if the failure of the Closing to occur is the result of the material failure or material default on the part of Buyer to perform any of its obligations hereunder or the material breach by Buyer of its representations or warranties hereunder, and Seller cannot terminate this Agreement under this provision if the failure of the Closing to occur is the result of the material failure or material default on the part of Seller to perform any of its obligations hereunder or a material breach by Seller of its representations or warranties hereunder;

(d)            by Buyer or Seller, as applicable, in accordance with Section 5.12 or Section 5.13;

(e)            by Buyer in accordance with Section 5.23(a) or Section 5.23(b) or Section 5.4(c); and

(f)            by mutual written consent of Buyer and Seller.

Section 8.2.     Effect of Termination.

(a)            If this Agreement is validly terminated pursuant to Section 8.1, there will be no liability or obligation on the part of Seller or Buyer (or any of their respective Representatives or Affiliates), except as provided in this Section 8.2 and Section 8.3.

(b)            Regardless of the reason for termination, Section 5.2(b), Section 5.14, Section 5.15, Section 8.2, Section 8.3, Section 9.5(b) and ARTICLE X (and any related definitions contained in any such Sections or Article) will survive any termination of this Agreement, and each Party shall continue to be liable for (i) any Intentional Fraud in relation to the representations and warranties set forth in Article III and Article IV, respectively, and (ii) any material breach prior to such termination of any of its obligations set forth in ARTICLE II or ARTICLE V that is the consequence of an act or omission by such Party intentionally taken (or omitted to be taken) with the actual knowledge that the taking of such act or failure to take such action constitutes a material breach of such obligations.

Section 8.3.     Specific Performance and Other Remedies. Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if either Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party will be without an adequate remedy at law. If either Party breaches, violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party or Parties may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

Article IX.
INDEMNIFICATION, LIMITATIONS OF LIABILITY AND WAIVERS

Section 9.1.      Indemnification.

(a)            Subject to Section 9.2, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its stockholders, partners, members, officers, employees, Affiliates and Representatives (collectively, the "Buyer Indemnified Parties") from and against all Losses incurred or suffered by any Buyer Indemnified Party resulting from or arising in connection with:

(i)               any breach or inaccuracy as of the Closing Date (as though made on and as of the Closing Date except to the extent otherwise provided in this Agreement) of any representation or warranty of Seller contained in this Agreement or any Ancillary Agreement;

(ii)              any breach of any covenant or agreement of Seller contained in this Agreement or any Ancillary Agreement; and

(iii)             the Excluded Liabilities.

(b)            Subject to Section 9.2, from and after the Closing, Buyer shall indemnify, defend and hold Seller and its stockholders, partners, members, officers, employees, Affiliates and Representatives (collectively, the "Seller Indemnified Parties" and, together with Buyer Indemnified Parties, the "Indemnified Parties") harmless from and against all Losses incurred or suffered by any Seller Indemnified Party resulting from or arising in connection with:

(i)               any breach or inaccuracy as of the Closing Date (as though made on and as of the Closing Date except to the extent otherwise provided in this Agreement) of any representation or warranty of Buyer contained in this Agreement or any Ancillary Agreement;

(ii)              any breach of any covenant or agreement of Buyer contained in this Agreement or any Ancillary Agreement; and

(iii)             the Assumed Liabilities.

(c)           For purposes of this Section 9.1, the amount of any Losses associated with any inaccuracy in or breach of any representation or warranty set forth in this Agreement (but not for purposes of determining the existence of such inaccuracy or breach) shall be determined without regard for any materiality, "Material Adverse Effect" or similar qualification.

Section 9.2.      Limitations of Liability. Notwithstanding anything in this Agreement to the contrary:

(a)             the representations, warranties, covenants, agreements and obligations in this Agreement or any Closing Certificate shall survive the Closing (other than covenants and agreements of the Parties to be performed or complied with by either or both of the Parties prior to the Closing, which shall expire one hundred twenty (120) days after the Closing); provided, however, that except for Claims arising out of or related to Intentional Fraud, no Party may make or bring a Claim under Section 9.1 for Losses (i) with respect to any representations or warranties contained in ARTICLE III or ARTICLE IV or any Closing Certificate delivered pursuant hereto (other than those representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Authority; Enforceability), Section 3.3(a) (No Conflicts; Consents and Approvals), Section 3.13(a) (Ownership; Liens), Section 3.13(b) (Ownership; Liens), Section 3.13(f) (Ownership; Liens); and Section 3.5 (Brokers) (collectively, the "Seller Fundamental Representations") or Section 3.10 (Taxes) or Section 3.15 (Environmental Matters)) after fifteen (15) months following the Closing Date, (ii) with respect to the Seller Fundamental Representations, representations and warranties contained in Section 3.10 (Taxes), and any Claims arising out of or related to Intentional Fraud, after sixty (60) days following the expiration of the applicable statute of limitations, (iii) with respect to those representations and warranties contained in Section 3.15 (Environmental Matters), after twenty-four (24) months following the Closing Date, (iv) with respect to Intentional Fraud, after the expiration of the applicable statute of limitations or (v) with respect to any covenants and agreements of the Parties that by their terms are to be performed or complied with after the Closing (including Section 5.2(b) and Section 5.2(c)), following the date that is six (6) months after the date on which the same have expired in accordance with their terms (except in the case of covenants and agreements that have no term, for which the right to bring a Claim under Section 9.1 for Losses arising therefrom shall survive indefinitely);

(b)            any Claim under Section 9.1 for a breach of a representation and warranty, covenant or agreement must be delivered prior to the expiration of the applicable survival term set forth in Section 9.2(a), and if valid notice of any Claim under Section 9.1 shall have been given before the end of the applicable period under Section 9.2(a), the representations and warranties, covenants and agreements that are the subject of such Claim (and the right to pursue such Claim) will survive with respect to such Claim until such time as such Claim is finally resolved and (if applicable) satisfied;

(c)            Other than for any breach of the Seller Fundamental Representations or any representation or warranty contained in Section 3.10 (Taxes) or a matter covered by Section 9.1(a)(ii) or Section 9.1(a)(iii), or Claims arising from Intentional Fraud, Seller shall have no liability under Section 9.1(a) (x) with respect to any individual Claim or series of related Claims under Section 9.1(a) until such Claim or series of related Claims involves indemnifiable Losses under Section 9.1(a) that exceed $100,000 (after giving effect to any Indemnity Reduction Amounts) (each such Claim or such series of related Claims that fail to meet such threshold, a "Buyer De Minimis Claim") (and such Buyer De Minimis Claims shall not be counted towards the satisfaction of the Buyer Deductible Amount) and (y) until the aggregate amount of all indemnifiable Losses under Section 9.1(a) actually suffered or incurred by the Buyer Indemnified Parties (after giving effect to any Indemnity Reduction Amounts) equals or exceeds 0.875% of the Purchase Price (the "Buyer Deductible Amount"), in which event Seller shall be liable for indemnifiable Losses only to the extent they are in excess of the Buyer Deductible Amount (except as otherwise set forth in this Section 9.2);

(d)            Other than for Claims arising from Intentional Fraud, Buyer shall have no liability with respect to any individual Claim or series of related Claims under Section 9.1(b)(i) arising out of or relating to indemnifiable Losses under Section 4.4 (Legal Proceedings) until (i) such Claim or series of related Claims involves indemnifiable Losses under Section 9.1(b)(i) that exceed $100,000 (after giving effect to any Indemnity Reduction Amounts) (each such Claim or such series of related Claims that fail to meet such threshold, a "Seller De Minimis Claim") (and such Seller De Minimis Claims shall not be counted towards the satisfaction of the Seller Deductible Amount) and (ii) until the aggregate amount of all indemnifiable Losses under Section 9.1(b)(i) actually suffered or incurred by the Seller Indemnified Parties (after giving effect to any Indemnity Reduction Amounts) as a result of such Claims or series of related Claims equals or exceeds 0.875% of the Purchase Price (the "Seller Deductible Amount"), in which event Buyer shall be liable for indemnifiable Losses only to the extent they are in excess of the Seller Deductible Amount;

(e)            except for Claims arising out of or related to Intentional Fraud, in no event shall (i) Seller's aggregate liability arising out of or relating to indemnifiable Losses under Section 9.1(a)(i) (other than any breach of the Seller Fundamental Representations or breach of those representations and warranties contained in Section 3.15 (Environmental Matters)) exceed ten percent (10%) of the Purchase Price, (ii) Seller's aggregate liability arising out of or relating to indemnifiable Losses under Section 9.1(a)(i) for a breach of the representations and warranties contained in Section 3.15 (Environmental Matters) exceed fifteen percent (15%) of the Purchase Price, (iii) Buyer's aggregate liability arising out of or relating to indemnifiable Losses under Section 4.4 (Legal Proceedings) exceed fifteen percent (15%) of the Purchase Price, or (iv) either Party's aggregate liability arising out of or relating to this Agreement exceed in the aggregate one hundred percent (100%) of the Purchase Price; and

(f)             no Indemnifying Party shall have any liability under this ARTICLE IX to indemnify any Indemnified Party with respect to a Loss to the extent that the Loss arose from or was exacerbated by any action taken directly by any Indemnified Party on or after the Closing Date.

Section 9.3.      Calculation of Damages.

(a)             Each Indemnified Party shall in connection with any claim for indemnification under Section 9.1 use commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Party as applicable to the claim. Commercially reasonable efforts shall obligate such Indemnified Party to submit claims but not to commence litigation against any insurer or submit claims under insurance policies held by a Person other than the Indemnified Party and its Affiliates. For the purposes of this ARTICLE IX, the amount which the Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to Section 9.1 shall be reduced by (i) any insurance proceeds, (ii) any indemnity, contribution or other similar payment recoverable by the Indemnified Party or any of its Affiliates from any third party with respect thereto (it being understood that there is no obligation to recover or pursue recovery of any amounts referred to in this clause (ii)), in each case of clause (i) and (ii) immediately above, that are actually recovered by or on behalf of such Indemnified Party in reduction of the related Losses (net of any reasonable and documented costs and expenses of obtaining such insurance proceeds or other amounts and any reasonable projected increases in insurance premiums arising because of such claim), and (iii) any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party (such recoveries under clauses (i) through (iii) immediately above are collectively referred to as "Indemnity Reduction Amounts").

(b)            If any Indemnified Party or any of its Affiliates receives any Indemnity Reduction Amounts in respect of a Claim for which indemnification is provided under this Agreement after the full amount of such Claim has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such Claim and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such Claim, then the Indemnified Party will promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (x) the amount theretofore paid by the Indemnifying Party or any of its Affiliates in respect of such Claim, less (y) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made.

(c)            If any fact, circumstance or condition forming a basis for a Claim for indemnification under this ARTICLE IX shall overlap with any fact, circumstance, condition, agreement or event forming the basis of any other claim for indemnification under this ARTICLE IX, there shall be no duplication in the calculation of the amount of Losses.

(d)            After becoming aware of any event giving rise to or which could reasonably be expected to give rise to indemnifiable Losses under Section 9.1(a)(i), Section 9.1(a)(ii), Section 9.1(b)(i) or Section 9.1(b)(ii), as applicable, the applicable Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate such indemnifiable Losses.

Section 9.4.     No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III OR IN ANY ANCILLARY AGREEMENT, NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF SELLER, WHETHER OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO THE PURCHASED ASSETS, OR ANY PART THEREOF, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. IT IS UNDERSTOOD THAT, EXCEPT FOR AND SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III OR IN ANY ANCILLARY AGREEMENT, THE PURCHASED ASSETS ARE OTHERWISE TO BE CONVEYED HEREUNDER "AS IS" AND "WHERE IS" "WITH ALL FAULTS AND DEFECTS" EXISTING ON THE CLOSING DATE. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OR IN ANY ANCILLARY AGREEMENT, NEITHER BUYER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF BUYER.

Section 9.5.      Waiver of Remedies.

(a)             The Parties hereby agree that, except with respect to Claims for or arising out of Intentional Fraud, following the Closing no Party shall have any liability for, and no Party shall make, and each Party hereby waives to the fullest extent permitted by applicable Law, any Claim for any Loss or other matter under, relating to or arising out of this Agreement or the Ancillary Agreements, whether based on contract, tort, strict liability, other Laws or otherwise, except as provided in Section 5.11, and in this ARTICLE IX (which, except as provided in Section 8.3 and Section 5.11, shall be the sole and exclusive remedy of each Party following the Closing with respect to any and all Claims relating to the subject matter of this Agreement or the Ancillary Agreements).

(b)            NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT AS SET FORTH IN Section 5.12 AND Section 5.13 OR WITH RESPECT TO A CLAIM BY A THIRD PARTY THAT FALLS WITHIN AN INDEMNIFYING PARTY'S OBLIGATIONS UNDER ARTICLE IX, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS, including damages based on loss of future revenue or income, loss of business reputation or opportunity, or DIMINUTION in value, or any damages based on any type of multiple, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY'S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT ("NON-REIMBURSABLE DAMAGES").

Section 9.6.      Procedure with Respect to Third-Party Claims.

(a)             If any Indemnified Party becomes subject to a pending or threatened Claim of a third party and such Indemnified Party (the "Claiming Party") believes it has a claim for indemnification under this Article IX as a result, then the Claiming Party shall promptly notify the Party from which the indemnification is sought (the "Responding Party") in writing of the basis for such Claim setting forth the nature of the Claim in reasonable detail (including the amount of the Claim, if known, and copies of any summons complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). The failure of the Claiming Party to so notify the Responding Party shall not relieve the Responding Party of liability hereunder except to the extent that the Responding Party's ability to defend against, settle or satisfy any Loss in respect of such Claim is materially prejudiced by the failure to give such notice.

(b)            If any proceeding is brought by a third party against a Claiming Party and the Claiming Party gives notice to the Responding Party pursuant to this Section 9.6, the Responding Party shall be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding, if (i) the Responding Party provides timely written notice to the Claiming Party that the Responding Party intends to undertake such defense, (ii) the Responding Party conducts the defense of the third-party Claim actively and diligently with counsel reasonably satisfactory to the Claiming Party and (iii) if the Responding Party is a party to the proceeding, the Responding Party or the Claiming Party has not determined in good faith that joint representation would be inappropriate because of a conflict in interest. The Claiming Party, in its sole discretion, shall have the right to employ separate counsel (who may be selected by the Claiming Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Claiming Party. Notwithstanding the preceding sentence, to the extent that the Claiming Party incurs fees and expenses because of the Claiming Party's good faith determination that it must engage separate counsel because of a conflict of interest under Section 9.6(b)(iii), the fees and expenses of such separate counsel shall be paid by the Responding Party pursuant to Section 9.6(c). The Claiming Party and the Responding Party shall fully cooperate with each other and their respective counsel in the defense or compromise of such Claim. No payment, compromise or settlement of such Claim may be effected by the Claiming Party without the Responding Party's prior written consent. No payment, compromise or settlement of such Claim may be effected by the Responding Party without the Claiming Party's prior written consent unless (x) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no adverse effect on any other Claims that may be made against the Claiming Party, (y) provides for a full, unconditional and irrevocable release of the Claiming Party with respect to such Claim, and (z) the sole relief provided is monetary damages that are paid in full by the Responding Party.

(c)            If (i) notice is given to the Responding Party of the commencement of any third-party legal proceeding and the Responding Party does not, within thirty (30) days after the Claiming Party's notice is given, give notice to the Claiming Party of its election to assume the defense of such legal proceeding, (ii) any of the conditions set forth in clauses (i) through (iii) of Section 9.6(b) above become unsatisfied or (iii) a Claiming Party determines in good faith that there is a reasonable probability that a legal proceeding may materially and adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Responding Party under this Agreement, then the Claiming Party shall (upon notice to the Responding Party) have the right to undertake the defense, compromise or settlement of such claim; provided, however, that the Responding Party shall reimburse the Claiming Party for the costs of defending against such third party claim (including reasonable attorneys' fees and expense) and shall remain otherwise responsible for any liability with respect to amounts arising from or related to such third-party claim, to the extent it is ultimately determined that such Responding Party is liable with respect to such third-party claim under this Agreement. The Responding Party may elect to participate in such legal proceedings, negotiations or defense at any time at its own expense.

Article X.

MISCELLANEOUS

Section 10.1.      Notices.

(a)            Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to Buyer, to:

Consumers Energy Company

One Energy Plaza

Jackson, MI 49201

Attn: President

With copies to:

Consumers Energy Company

One Energy Plaza

Jackson, MI 49201

Attn: General Counsel

If to Seller, to:

New Covert Generating Company, LLC

c/o Eastern Generation, LLC

300 Atlantic Street, 5th Floor

Stamford, CT 06901

Email: gcamus@easterngen.com

Attn: General Counsel

With copies to:

Eastern Generation, LLC

c/o ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Boston, MA 02116

Email: tburke@arclightcapital.com

Attn: General Counsel

and

Milbank LLP

55 Hudson Yards

New York, NY 10001

Email: wbice@milbank.com

Attn: William Bice

(b)            Notice given by personal delivery, mail or overnight courier pursuant to this Section 10.1 shall be effective upon physical receipt. Either Party may alter and/or add to its notice recipients and/or their contact information by notice to the other Party at any time.

Section 10.2.      Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) supersedes all prior discussions, negotiations and agreements between the Parties with respect to the subject matter hereof and contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof. This Agreement does not supersede the Confidentiality Agreement.

Section 10.3.     Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement, the Ancillary Agreements and the Transition Services Agreement and the transactions contemplated hereby and thereby.

Section 10.4.      Disclosure; Additional Material Contracts.

(a)             The inclusion of any information, or any references to dollar amounts, in each case in the Schedules shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of any provision of this Agreement that establishes a standard of materiality. Information disclosed in any Schedule shall constitute a disclosure for purposes of all other Schedules notwithstanding the lack of a specific cross-reference thereto, but only to the extent the applicability of such disclosure to such other Schedule is relevant to the other Schedule and such relevance is reasonably apparent on its face.

(b)            During the Interim Period, Seller shall notify Buyer of any additional Contracts Seller has entered into during the Interim Period (to the extent not in contravention of Section 5.3) that would have been required to be listed in Schedule 3.12 pursuant to clauses (a)(ii) through (xiv) of Section 3.12 (excluding clause (a)(xi)) if entered into prior to the date hereof and with such notice provide Buyer with true, accurate and complete copies of such additional Contracts (each, an "Additional Material Contract"). Upon Buyer's receipt of such notice, the list of Assigned Contracts in Schedule 1.1-AC shall hereby be deemed automatically amended to include all Additional Material Contracts that relate primarily to the ownership, operation or maintenance of the Project or the other Purchased Assets; provided, however, that if the Additional Material Contract cannot be terminated by Seller (or Buyer, as assignee) on ninety (90) days' or less notice without termination payment, liquidated damages, or penalty and involving total consideration throughout its term in excess of $500,000, then Buyer may after receipt of such notice notify Seller of Buyer's determination that it will not take assignment of such Additional Material Contract at the Closing, in which case the list of Assigned Contracts in Schedule 1.1-AC shall not be deemed amended to include such Additional Material Contract. If pursuant to the foregoing Schedule 1.1-AC is deemed amended to include any Additional Material Contract, then Schedule 3.3(b) (Sellers Consents) will be deemed amended to include the requirement for Seller to obtain the consent to the assignment thereof to Buyer from the counterparty(ies) to such Additional Material Contract.

(c)             If a Contract listed in Schedule 1.1-AC by its terms as exist as of the date hereof expires prior to the Closing Date, then such Contract shall be deemed not to be an Assigned Contract. Without limiting the foregoing, during the Interim Period, Seller will use commercially reasonable efforts to:

(i)               either (A) enter into a new agreement similar to the Water Services Agreement, with a new provider other than Suez that Seller reasonably believes has equal or better ability to Suez to provide services consistent with the Water Services Agreement, for the provision of water treatment and related services as described in the Water Services Agreement, which such new agreement would commence upon the expiration of the Water Services Agreement and would be terminable by Seller (or Buyer as its assignee) on ninety (90) days' or less notice without termination payment, liquidated damages, or penalty, or (B) amend the Water Services Agreement to (I) extend its term through May 31, 2024, without a material price increase or scope reduction, and (II) allow the same to be terminated by Seller (or Buyer as its assignee) on thirty (30) days' or less notice without termination payment, liquidated damages, or penalty (either of the foregoing, if executed with the counterparty, the "Post-Closing Water Services Agreement"); and

(ii)              cause the terms of the Transaction Confirmation between Sequent Energy Management, L.P. and Seller dated as of June 27, 2018 to be extended through May 31, 2024 without material cost increase or scope reduction (if executed, such extended agreement, the "Post-Closing Gas Agreement"). Seller will keep Buyer regularly and reasonably informed of its efforts in pursuit of executing a Post-Closing Water Services Agreement and Post-Closing Gas Agreement (including provision of initial, interim and final drafts of the same exchanged between Seller and the relevant counterparty thereto) and will inform Buyer if the final proposed terms from the relevant counterparty despite Seller's commercially reasonable efforts and negotiations are different from those parameters as described above so that Buyer may consider waiving the same. If pursuant to the foregoing Seller enters into a Post-Closing Water Services Agreement, the same will automatically be deemed to be an Assigned Contract. If pursuant to the foregoing Seller enters into a Post-Closing Gas Agreement, the same will automatically be deemed to be an Assigned Contract.

Section 10.5.      Disputes Regarding Prudent Engineering and Operating Practices. If a dispute arises between the Parties as to whether, in connection with Section 3.9 or Section 5.3, Seller has operated or is operating the Business and the Purchased Assets in a manner that is materially consistent with Prudent Engineering and Operating Practices, and such dispute is not resolved within thirty (30) days following either Party's delivery of a written notice of such dispute to the other Party, then the Parties shall refer such dispute to a nationally recognized independent electric power industry engineering company mutually acceptable to Buyer and Seller (the "Independent Engineer"), who shall make a final and binding determination as to only those matters in dispute on a timely basis and promptly shall notify the Parties in writing of its resolution. The Party whose position the Independent Engineer rejects shall bear the expenses of the Independent Engineer.

Section 10.6.      Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. No failure or delay by any Party in exercising any right, power, or privilege hereunder will operate as a waiver thereof. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 10.7.      Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

Section 10.8.      No Third Party Beneficiary. Except for the provisions of Section 9.1(a), Section 9.1(b) and Section 10.15 (which are intended for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person, including, without limitation, any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof.

Section 10.9.        Assignment; Binding Effect. Buyer may assign its rights and obligations hereunder to any Affiliate or Affiliates but such assignment shall not release Buyer from its obligations hereunder. Except as provided in the immediately preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void. Subject to this Section 10.9, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

Section 10.10.      Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 10.11.      Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision will be fully severable, this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 10.12.      Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any electronic or facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 10.13.      Governing Law; Venue; and Jurisdiction.

(a)            This Agreement shall be governed by and construed in accordance with the Laws of the State of Michigan, without giving effect to any conflict or choice of law provision that would result in the imposition of another state's Law.

(b)          THE PARTIES HEREBY IRREVOCABLY AGREE THAT THE EXCLUSIVE JURISDICTION TO HEAR ANY CIVIL ACTIONS ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE IN ANY STATE OR FEDERAL COURT IN THE STATE OF MICHIGAN AND EACH PARTY HEREBY SUBMITS AND CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH SUIT, ACTION OR PROCEEDING THAT IS BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HEREBY WAIVES, AND SHALL NOT ASSERT AS A DEFENSE IN ANY LEGAL DISPUTE, THAT (A) SUCH PARTY IS NOT SUBJECT THERETO, (B) SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURT, (C) SUCH PARTY'S PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION UNDER SUCH COURT'S JURISDICTION, (D) SUCH ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR (E) THE VENUE OF SUCH ACTION, SUIT OR PROCEEDING IS IMPROPER. EACH PARTY FURTHER AGREES IT WILL NOT OBJECT TO ANY MOTION TO TRANSFER A SUIT, ACTION OR PROCEEDING FILED IN ANY OTHER FORUM TO SUCH COURT. A FINAL JUDGMENT IN ANY ACTION, SUIT OR PROCEEDING DESCRIBED IN THIS Section 10.13 FOLLOWING THE EXPIRATION OF ANY PERIOD PERMITTED FOR APPEAL AND SUBJECT TO ANY STAY DURING APPEAL SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAWS.

(c)            EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.14.      No Partnership or Joint Venture. The Parties do not intend to create a partnership or joint venture by virtue of this Agreement. No Party shall owe any fiduciary duty to any other Party by virtue of this Agreement, any Ancillary Agreement or otherwise.

Section 10.15.      No Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Parties (or, in the case of Seller, Seller Parent under the Seller Parent Guaranty Agreement) and then only with respect to the specific obligations set forth herein with respect to each Party. Other than Seller Parent under the Seller Parent Guaranty Agreement, no past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any Party or of any of its Affiliates, or any of its or their respective successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representative of each Party as of the date first above written.

SELLER:

NEW COVERT GENERATING COMPANY, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

BUYER:

CONSUMERS ENERGY COMPANY

By:	/s/ Garrick J. Rochow
Name:	Garrick J. Rochow
Title:	President and CEO